Exhibit 99.1

Assured Guaranty Municipal Corp.

Consolidated Financial Statements

December 31, 2020 and 2019

ASSURED GUARANTY MUNICIPAL CORP.

Report of Independent Auditors
To the Board of Directors of Assured Guaranty Municipal Corp.

We have audited the accompanying consolidated financial statements of Assured Guaranty Municipal Corp. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, of comprehensive income (loss), of shareholder’s equity and of cash flows for the years then ended.
Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Assured Guaranty Municipal Corp. and its subsidiaries as of December 31, 2020 and 2019, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

New York, New York
March 12, 2021

Assured Guaranty Municipal Corp.
Consolidated Balance Sheets
(dollars in millions except par value and share amounts)

	As of
	December 31, 2020	December 31, 2019

Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $4,740 and $4,537, allowance for credit loss of $60 at December 31, 2020)	$4,966	$4,752
Short-term investments, at fair value	424	736
AGC surplus note, held-to-maturity, at amortized cost	300	300
Other invested assets (includes $349 and $4 measured at fair value)	442	173
Total investment portfolio	6,132	5,961
Loans receivable from affiliate	163	163
Cash	63	87
Premiums receivable	1,094	1,019
Ceded unearned premium reserve	658	619
Reinsurance recoverable on unpaid losses	154	200
Salvage and subrogation recoverable	637	488
Financial guaranty variable interest entities’ assets, at fair value	257	392
Other assets (includes $24 and $26 measured at fair value)	192	202
Total assets	$9,350	$9,131
Liabilities and shareholder's equity
Unearned premium reserve	$2,981	$2,891
Loss and loss adjustment expense reserve	545	631
Reinsurance balances payable, net	349	257
Financial guaranty variable interest entities’ liabilities with recourse, at fair value	279	321
Financial guaranty variable interest entities’ liabilities without recourse, at fair value	16	100
Other liabilities (includes $4 and $3 measured at fair value)	353	298
Total liabilities	4,523	4,498
Commitments and contingencies (see Note 14)
Preferred stock ($1,000 par value, 5,000.1 shares authorized; 0 shares issued and outstanding)	—	—
Common stock ($92,025 par value, 163 shares authorized, issued and outstanding)	15	15
Additional paid-in capital	698	702
Retained earnings	3,521	3,415
Accumulated other comprehensive income (loss), net of tax provision (benefit) of $36 and $28	185	118
Total shareholder's equity attributable to Assured Guaranty Municipal Corp.	4,419	4,250
Noncontrolling interests	408	383
Total shareholder's equity	4,827	4,633
Total liabilities and shareholder's equity	$9,350	$9,131

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Operations
(in millions)

	Year Ended December 31,
	2020	2019
Revenues
Net earned premiums	$271	$259
Net investment income	167	191
Net realized investment gains (losses)	7	5
Fair value gains (losses) on financial guaranty variable interest entities	(10)	32
Commutation gains (losses)	37	10
Foreign exchange gain (loss) on remeasurement	31	21
Other income (loss)	18	2
Total revenues	521	520
Expenses
Loss and loss adjustment expenses (benefit)	(19)	(17)
Employee compensation and benefit expenses	87	83
Other expenses	52	46
Total expenses	120	112
Income (loss) before income taxes and equity in earnings of investees	401	408
Equity in earnings of investees	59	2
Income (loss) before income taxes	460	410
Provision (benefit) for income taxes	59	65
Net income (loss)	401	345
Less: Noncontrolling interests	28	18
Net income (loss) attributable to Assured Guaranty Municipal Corp.	$373	$327

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Comprehensive Income (Loss)
(in millions)

	Year Ended December 31,
	2020	2019
Net income (loss)	$401	$345
Change in net unrealized gains (losses) on:
Investments with no credit impairment recognized in the statement of operations, net of tax provision (benefit) of $10 and $25	79	150
Investments with credit impairment recognized in the statement of operations, net of tax provision (benefit) of $(4) and $1	(15)	7
Change in net unrealized gains (losses) on investments	64	157
Change in net unrealized gains (losses) on financial guaranty variable interest entities' liabilities with recourse, net of tax	7	3
Other comprehensive income (loss)	71	160
Comprehensive income (loss)	472	505
Less: Comprehensive income (loss) attributable to noncontrolling interests	32	23
Comprehensive income (loss) attributable to Assured Guaranty Municipal Corp.	$440	$482

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Shareholder’s Equity
Years Ended December 31, 2020 and 2019
(dollars in millions, except share data)

	Assured Guaranty Municipal Corp. Common Shares Outstanding	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholder's Equity Attributable to Assured Guaranty Municipal Corp.	Noncontrolling Interest	Total Shareholder's Equity
Balance at December 31, 2018	163	$15	$702	$3,308	$(37)	$3,988	$226	$4,214
Net income	—	—	—	327	—	327	18	345
Dividends	—	—	—	(220)	—	(220)	(31)	(251)
Other comprehensive income	—	—	—	—	155	155	5	160
Capital contribution	—	—	—	—	—	—	175	175
Return of capital	—	—	—	—	—	—	(10)	(10)
Balance at December 31, 2019	163	15	702	3,415	118	4,250	383	4,633
Net income	—	—	—	373	—	373	28	401
Dividends	—	—	—	(267)	—	(267)	(5)	(272)
Other comprehensive income	—	—	—	—	67	67	4	71
Return of capital	—	—	—	—	—	—	(2)	(2)
Other	—	—	(4)	—	—	(4)	—	(4)
Balance at December 31, 2020	163	15	698	3,521	185	4,419	408	4,827

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Cash Flows
(in millions)

	Year Ended December 31,
	2020	2019
Operating Activities:
Net Income	$401	$345
Adjustments to reconcile net income to net cash flows provided by operating activities:
Provision (benefit) for deferred income taxes	26	27
Equity in earnings of investees	(59)	(2)
Change in premiums receivable, net of premiums payable	(46)	(304)
Change in ceded unearned premium reserve	(39)	95
Change in unearned premium reserve	90	257
Change in loss and loss adjustment expense reserve and salvage and subrogation, net	(126)	(431)
Change in deferred ceding commissions	4	(32)
Change in current income tax	11	(19)
Change in financial guaranty variable interest entities' assets and liabilities, net	14	(18)
Change in credit derivative assets and liabilities, net	2	(23)
Other	6	17
Net cash flows provided by (used in) operating activities	284	(88)
Investing activities
Fixed-maturity securities:
Purchases	(1,017)	(449)
Sales	431	976
Maturities and paydowns	455	390
Short-term investments with original maturities of over three months:
Purchases	(67)	(219)
Sales	2	2
Maturities and paydowns	69	292
Net sales (purchases) of short-term investments with original maturities of less than three months	313	(491)
Paydowns on financial guaranty variable interest entities’ assets	71	72
Sales of financial guaranty variable interest entities’ assets	—	51
Loans made to affiliate	—	(163)
Purchases of other invested assets	(10)	(88)
Sales and return of capital of other invested assets	17	36
Investment in AssuredIM funds	(367)	(99)
Return of capital from AssuredIM funds	140	20
Other	—	(8)
Net cash flows provided by (used in) investing activities	37	322

(continued on next page)
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Consolidated Statements of Cash Flows - (Continued)
(in millions)

	Year Ended December 31,
	2020	2019
Financing activities
Dividends paid to Assured Guaranty Municipal Holdings Inc.	$(267)	$(220)
Dividends paid to Assured Guaranty Corp. (see Note 11)	(5)	(31)
Return of capital to Assured Guaranty Corp. (see Note 11)	(2)	(10)
Capital contribution from Assured Guaranty Corp. (see Note 1)	—	175
Repayment of notes payable	(1)	(1)
Net paydowns of financial guaranty variable interest entities' liabilities	(67)	(116)
Net cash flows provided by (used in) financing activities	(342)	(203)
Effect of foreign exchange rate changes	(3)	3
Increase (decrease) in cash and restricted cash	(24)	34
Cash and restricted cash at beginning of period	87	53
Cash and restricted cash at end of period	$63	$87

Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$45	$57

Supplemental disclosure of non-cash investing activities:
Purchases of fixed-maturity investments	$—	$(182)
Sales of fixed-maturity investments	—	44
Investment in AssuredIM funds	(125)	—
Return of capital from AssuredIM funds	125	—

	As of December 31, 2020	As of December 31, 2019
Reconciliation of cash and restricted cash to the consolidated balance sheets:
Cash	$63	$87
Restricted cash (included in other assets)	—	—
Cash and restricted cash at the end of period	$63	$87

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Municipal Corp.
Notes to Consolidated Financial Statements
December 31, 2020 and 2019

1.    Business and Basis of Presentation

Business

Assured Guaranty Municipal Corp. (AGM, or together with its subsidiaries, the Company), a New York domiciled insurance company, is a wholly owned subsidiary of Assured Guaranty Municipal Holdings Inc. (AGMH). AGMH is an indirect, wholly owned subsidiary of Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty). AGL is a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets, as well as asset management services.

The Company applies its credit underwriting judgment, risk management skills and capital markets experience primarily to offer financial guaranty insurance that protects holders of debt instruments and other monetary obligations from defaults in scheduled payments. If an obligor defaults on a scheduled payment due on an obligation, including a scheduled principal or interest payment, the Company is required under its unconditional and irrevocable financial guaranty to pay the amount of the shortfall to the holder of the obligation. Obligations insured by the Company include bonds issued by U.S. state or municipal governmental authorities and notes issued to finance international infrastructure projects. AGM had previously offered insurance and reinsurance in the global structured finance market, but has not done so since mid-2008. AGM markets its financial guaranty insurance directly to issuers and underwriters of, and investors in, public finance securities. In addition, AGM's direct subsidiaries, Assured Guaranty UK Limited (AGUK, formerly known as Assured Guaranty (Europe) plc) and, more recently, Assured Guaranty (Europe) SA (AGE), provide financial guaranties for the international public finance (including infrastructure) market and the asset-backed and other structured finance market. The Company guarantees obligations issued principally in the U.S. and the United Kingdom (U.K.), and also guarantees obligations issued in other countries and regions, including Western Europe, Canada and Australia.
Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP). In management's opinion, all material adjustments necessary for a fair statement of the financial condition, results of operations and cash flows of the Company including its consolidated variable interest entities (VIEs) are reflected in the periods presented and are of a normal, recurring nature. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain prior year balances have been reclassified to conform to the current year's presentation.

The consolidated financial statements include the accounts of AGM, its direct and indirect subsidiaries, and its consolidated financial guaranty VIEs (FG VIEs). Intercompany accounts and transactions between and among all consolidated entities have been eliminated.

AGM owns:

•100% of AGUK, which was organized in the U.K.,

•99.9999% of AGE, which was organized in France. AGMH owns the remaining 0.0001%,

•60.7% of Municipal Assurance Holdings Inc. (MAC Holdings), which was incorporated in Delaware. AGM's affiliate, Assured Guaranty Corp. (AGC), owns the remaining 39.3% of MAC Holdings. MAC Holdings owns 100% of Municipal Assurance Corp. (MAC), which is domiciled in New York.

•55% of AG Asset Strategies LLC (AGAS). MAC owns 10% of AGAS, and AGC owns 35%.

AGE, a French incorporated company that has been authorized by the French insurance and banking supervisory authority, the Autorité de Contrôle Prudentiel et de Résolution, to conduct financial guarantee business, was established in mid-2019 to address the impact of the withdrawal of the U.K. from the European Union (EU) (Brexit). On October 1, 2020, in

preparation for Brexit, AGUK transferred to AGE under Part VII of the Financial Services and Markets Act 2000 certain existing AGUK policies along with the related reinsurance and ancillary contracts relating to risks in the European Economic Area (Part VII Transfer) and AGM novated to AGE certain policies. The Company accounted for the transfer of a book of non-UK European insured transactions from AGUK to AGE as a common control transaction. As a result of the transfer, the Company recognized a tax liability due to the difference in statutory tax rates in France, compared with the U.K. Such amount was recorded directly in shareholders' equity. Through AGE, Assured Guaranty intends to continue to write new business in the EU. AGUK will remain the Assured Guaranty platform that writes new business in the U.K. and certain other non-EU countries.

On February 24, 2021, the Company received the last regulatory approval required to execute a multi-step transaction to merge MAC with and into AGM, with AGM as the surviving company. The steps leading up to the merger of MAC with and into AGM, with AGM as the surviving company, are expected to be effective April 1, 2021, and include (i) the reassumption by AGM and AGC of their respective remaining cessions to MAC, (ii) distributing MAC’s earned surplus to AGM and AGC in accordance with their respective 60.7% and 39.3% direct ownership interests in MAC Holdings, and (iii) AGM’s purchase of AGC’s 39.3% interest in MAC Holdings. As a result, the Company will write off the $16 million carrying value of MAC's licenses in the first quarter of 2021, and will recognize the effects of the multi-step process to merge MAC with and into AGM in second quarter 2021, based on outstanding balances on April 1, 2021.

Assured Guaranty's Acquisition of BlueMountain

    On October 1, 2019, Assured Guaranty US Holdings Inc. (AGUS), the indirect parent company of AGM, completed the acquisition of all of the outstanding equity interests in BlueMountain Capital Management, LLC (BlueMountain, now known as Assured Investment Management LLC, or AssuredIM LLC) and its associated entities (together with AssuredIM LLC, AssuredIM) for a purchase price of $157 million (BlueMountain Acquisition). In addition, AGUS contributed $60 million of cash to BlueMountain at closing and contributed an additional $30 million in cash in February 2020. To fund the BlueMountain Acquisition and the related capital contributions, AGM, AGC and MAC (the U.S. Insurance Subsidiaries) made 10 year, 3.5% interest rate inter-company loans to AGUS totaling $250 million, of which AGM and MAC's loans totaled $162.5 million (reported as loans receivable from affiliate on the consolidated balance sheets) and AGC's loan was $87.5 million.
    Assured Guaranty invests through AGAS in funds managed by AssuredIM (AssuredIM Funds) and also has a portion of its fixed maturity collateralized loan obligation (CLO) and municipal bond investment portfolio managed by AssuredIM. See Note 6, Investments and Cash.

Significant Accounting Policies

The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to transactions in foreign denominations in those subsidiaries where the functional currency is the U.S. dollar are reported in the consolidated statement of operations.

AGM participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually, in accordance with the Amended and Restated Service Agreement (the Group Service Agreement). See Note 12, Related Party Transactions for additional information.

Other accounting policies are included in the following notes.
Accounting Policies

Expected loss to be paid (recovered) (insurance, credit derivatives and FG VIE contracts)	Note 3
Contracts accounted for as insurance (premium revenue recognition, loss and loss adjustment expense and policy acquisition cost)	Note 4
Reinsurance	Note 5
Investments and cash	Note 6
Variable interest entities	Note 7
Fair value measurement	Note 8
Income taxes	Note 10
Leases	Note 13

Recent Accounting Standards Adopted

Credit Losses on Financial Instruments

    On January 1, 2020, the Company adopted Accounting Standards Update (ASU) 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.

    This ASU provides a new current expected credit loss model (CECL) to account for credit losses on certain financial assets carried at amortized cost such as reinsurance recoverables and premiums receivable. The new model requires an entity to estimate lifetime credit losses related to these assets, based on relevant historical information, adjusted for current conditions and reasonable and supportable forecasts that could affect the collectability of the reported amount. The Company determined that this ASU had no effect on these balances on the date of adoption or for the year ended December 31, 2020.

The most significant effect of the adoption of this ASU is in respect of the available-for-sale investment portfolio, for which targeted amendments were made to the impairment model. The changes to the impairment model for available-for-sale securities were applied using a modified retrospective approach, and resulted in no effect to shareholder's equity, in total or by component. See Note 6, Investments and Cash.

Recent Accounting Standards Not Yet Adopted

Targeted Improvements to the Accounting for Long-Duration Contracts

    In August 2018, the Financial Accounting Standards Board (FASB) issued ASU 2018-12, Financial Services - Insurance (Topic 944): Targeted Improvements to the Accounting for Long-Duration Contracts. This ASU does not affect the Company’s financial guaranty insurance contracts, and will have no effect on the Company's consolidated financial statements.

Simplification of the Accounting for Income Taxes

    In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. The amendments in this ASU simplify the accounting for income taxes by removing certain exceptions and clarifying certain requirements regarding franchise taxes, goodwill, consolidated tax expenses and annual effective tax rate calculations. The ASU is effective for interim and annual periods beginning after December 15, 2020. This ASU will not have an impact on the Company's consolidated financial statements.

Reference Rate Reform

    In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. This ASU provides optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in this ASU only apply to contracts that reference the London Interbank Offered Rate (LIBOR) or another reference rate that is expected to be discontinued due to reference rate reform. This ASU is effective upon issuance and may be applied prospectively for contract modifications that occur from March 12, 2020 through December 31, 2022.

In January 2021, the FASB issued ASU 2021-01, Reference Rate Reform (Topic 848): Scope, which clarifies that certain optional expedients and exceptions in Topic 848 apply to derivatives that are affected by the discounting transition, regardless of whether derivatives reference LIBOR or another rate expected to be discontinued because of reference rate reform. Discounting transition refers to the changing of interest rates used for margining, discounting, or contract price alignment of derivatives to transition to alternative rates. This ASU became effective upon issuance and may be applied on a full retrospective basis as of any date from the beginning of an interim period that includes or is subsequent to March 12, 2020 or prospectively for contract modifications made on or before December 31, 2022.

The Company has not yet applied the relief afforded by these standard amendments and is evaluating the effect that these ASUs will have on its consolidated financial statements.

2.    Outstanding Exposure

    The Company sells credit protection primarily in financial guaranty insurance form.

Until 2008, the Company also sold credit protection by issuing policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps (CDS). In early 2009, regulatory guidelines were issued that limited the terms under which such protection could be sold. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act also contributed to the Company not entering into such new CDS in the U.S. since 2008. The Company has, however, acquired portfolios since 2008 that include financial guaranty contracts in credit derivative form.

The Company's contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the Company’s obligation to make loss payments are similar to those for its financial guaranty insurance contracts. See Note 8, Fair Value Measurement, for more information.

The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, although on occasion it may underwrite new issuances that it views as below-investment-grade (BIG), typically as part of its loss mitigation strategy for existing troubled exposures. The Company also seeks to acquire portfolios of insurance from financial guarantors that are no longer writing new business by acquiring such companies, providing reinsurance on a portfolio of insurance or reassuming a portfolio of reinsurance it had previously ceded; in such instances, it evaluates the risk characteristics of the target portfolio, which may include some BIG exposures, as a whole in the context of the proposed transaction. The Company diversifies its insured portfolio across asset classes and, in the structured finance portfolio, typically requires subordination or collateral to protect it from loss. Reinsurance may be used in order to reduce net exposure to certain insured transactions.

The Company has issued financial guaranty insurance policies on public finance obligations and, prior to mid-2008, structured finance obligations. Public finance obligations insured by the Company primarily consist of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, healthcare facilities and government office buildings. The Company also includes within public finance similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations insured by the Company are generally issued by special purpose entities, including VIEs, and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations. Some of these VIEs are consolidated as described in Note 7, Variable Interest Entities. Unless otherwise specified, the outstanding par and principal and interest (debt service) amounts presented in this note include outstanding exposures on these VIEs whether or not they are consolidated. Debt service is a measure of the estimated maximum potential exposure to insured obligations before considering the Company’s various legal rights to the underlying collateral and other remedies available to it under its financial guaranty contract. While AGM has ceased insuring new originations of asset-backed securities, a portfolio of such obligations remains outstanding. AGM's wholly owned subsidiaries AGUK and AGE provide financial guarantees in the international public finance market and intend to provide such guarantees in the international structured finance market. AGM has acquired portfolios since 2009 that include financial guaranties of structured finance obligations.

    Debt service and par outstanding exposures presented in these financial statements include 100% of the exposures of AGM and its consolidated subsidiaries, including MAC, despite AGM indirectly owning only 60.7% of MAC. See Note 1, Business and Basis of Presentation.

Significant Risk Management Activities

    The Portfolio Risk Management Committee of the Company's indirect parent, AGL, which includes members of Assured Guaranty's senior management and senior risk and surveillance officers, is responsible for enterprise risk management for Assured Guaranty and focuses on measuring and managing credit, market and liquidity risk for Assured Guaranty. This committee establishes Assured Guaranty-wide credit policy for Assured Guaranty's direct and assumed business. It implements specific underwriting procedures and limits for Assured Guaranty and allocates underwriting capacity among AGL's subsidiaries, including the Company. All transactions in new asset classes or new jurisdictions must be approved by this committee.

The Company's risk management committee conducts an in-depth review of the Company's insured portfolio, focusing on varying portions of the portfolio at each meeting. It reviews and may revise internal ratings assigned to the insured transactions and review sector reports, monthly product line surveillance reports and compliance reports.

All transactions in the insured portfolio are assigned internal credit ratings by the relevant underwriting committee at inception, which credit ratings are updated by the relevant risk management or surveillance committee based on changes in transaction credit quality. As part of the surveillance process, the Company monitors trends and changes in transaction credit quality, and recommends such remedial actions as may be necessary or appropriate. The Company also develops strategies to enforce its contractual rights and remedies and to mitigate its losses, engage in negotiation discussions with transaction participants and, when necessary, manage the Company's litigation proceedings.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and BIG surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-.

The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance rather than lifetime performance. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating. Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings.

The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s credit quality, loss potential, volatility and sector. Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter although the Company may also review a rating in response to developments impacting the credit when a ratings review is not scheduled. For exposures assumed from its affiliate, the Company may use the ceding company’s credit ratings of transactions where it is impractical for it to assign its own rating.

Exposures identified as BIG are subjected to further review to determine the probability of a loss. See Note 3, Expected Loss to be Paid (Recovered), for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. The Company uses a tax-equivalent yield to calculate the present value of projected payments and recoveries and determine whether a future loss is expected in order to assign the appropriate BIG surveillance category to a transaction. For financial statement measurement purposes, the Company uses risk-free rates, which are determined each quarter, to calculate the expected loss.

More extensive monitoring and intervention are employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. For purposes of determining the appropriate surveillance category, the Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will in the future pay claims on that transaction that will not be fully reimbursed. The three BIG categories are:

•BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims, which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Impact of COVID-19 Pandemic

    The novel coronavirus that emerged in Wuhan, China in late 2019 and which causes the coronavirus disease known as COVID-19 was declared a pandemic by the World Health Organization in early 2020 and continued to spread throughout the world over the course of 2020. By late 2020 and early 2021 several vaccines had been developed and were being approved by some governments, and distribution of vaccines in some nations has begun. The emergence of COVID-19 and reactions to it, including various closures and capacity and travel restrictions, have had a profound effect on the global economy and financial markets. While the COVID-19 pandemic has been impacting the global economy and the Company for a year now, its ultimate size, depth, course and duration, and the effectiveness and acceptance of vaccines for it, remain unknown, and the governmental and private responses to the pandemic continue to evolve. Consequently, and due to the nature of the Company's business, all of the direct and indirect consequences of COVID-19 on the Company are not yet fully known to the Company, and still may not emerge for some time. For information about how the COVID-19 pandemic has impacted the Company's loss projections, see Note 3, Expected Loss to be Paid (Recovered).

The Company's Surveillance department has established supplemental periodic surveillance procedures to monitor the impact on its insured portfolio of COVID-19 and governmental and private responses to COVID-19, with emphasis on state and local governments and entities that were already experiencing significant budget deficits and pension funding and revenue shortfalls, as well as obligations supported by revenue streams most impacted by various closures and capacity and travel restrictions or an economic downturn. In addition, the Company's surveillance department has been in contact with certain of its credits that it believes may be more at risk from COVID-19 and governmental and private responses to COVID-19. The Company's internal ratings and loss projections reflect this augmented surveillance activity. Through March 11, 2021, the Company has paid only relatively small first-time insurance claims it believes are due at least in part to credit stress arising specifically from COVID-19. The Company currently projects full reimbursement of these claims.

Components of Outstanding Exposure

    The Company measures its financial guaranty exposure in terms of (a) gross and net par outstanding and (b) gross and net debt service.

    The Company typically guarantees the payment of debt service when due. Since most of these payments are due in the future, the Company generally uses gross and net par outstanding as a proxy for its financial guaranty exposure. Gross par outstanding generally represents the principal amount of the insured obligation at a point in time. Net par outstanding equals gross par outstanding net of any reinsurance. The Company includes in its par outstanding calculation the impact of any consumer price index inflator to the reporting date as well as, in the case of accreting (zero-coupon) obligations, accretion to the reporting date.

    The Company purchases securities that it has insured, and for which it had expected losses to be paid, in order to mitigate the economic effect of insured losses (loss mitigation securities). The Company excludes amounts attributable to loss mitigation securities from par and debt service outstanding, which amounts are included in the investment portfolio, because the Company manages such securities as investments and not insurance exposure. As of December 31, 2020 and December 31, 2019, the Company excluded $524 million and $573 million, respectively, of net par attributable to loss mitigation securities.

    Gross debt service outstanding represents the sum of all estimated future debt service payments on the obligations insured, on an undiscounted basis. Net debt service outstanding equals gross debt service outstanding net of any reinsurance. Future debt service payments include the impact of any consumer price index inflator after the reporting date, as well as, in the case of accreting (zero-coupon) obligations, accretion after the reporting date.

    The Company calculates its debt service outstanding as follows:

•for insured obligations that are not supported by homogeneous pools of assets (which category includes most of the Company's public finance transactions), as the total estimated contractual future debt service due through maturity, regardless of whether the obligations may be called and regardless of whether, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, the Company believes the obligations will be repaid prior to contractual maturity; and

•for insured obligations that are supported by homogeneous pools of assets that are contractually permitted to prepay principal (which category includes, for example, residential mortgage-backed securities (RMBS) and CLOs), as the total estimated expected future debt service due on insured obligations through their respective expected terms, which includes the Company's expectations as to whether the obligations may be called and, in the case of obligations where principal payments are due when an underlying asset makes a principal payment, when the Company expects principal payments to be made prior to contractual maturity.

    The calculation of debt service requires the use of estimates, which the Company updates periodically, including estimates for the expected remaining term of insured obligations supported by homogeneous pools of assets, updated interest rates for floating and variable rate insured obligations, behavior of consumer price indices for obligations with consumer price index inflators, foreign exchange rates and other assumptions based on the characteristics of each insured obligation. The anticipated sunset of LIBOR after June 30, 2023 has introduced another variable into the Company's calculation of future debt service. Debt service is a measure of the estimated maximum potential exposure to insured obligations before considering the

Company’s various legal rights to the underlying collateral and other remedies available to it under its financial guaranty contract.

    Actual debt service may differ from estimated debt service due to refundings, terminations, negotiated restructurings, prepayments, changes in interest rates on variable rate insured obligations, consumer price index behavior differing from that projected, changes in foreign exchange rates on non-U.S. dollar denominated insured obligations and other factors.

Financial Guaranty Portfolio
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	As of		As of
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(in millions)
Public finance	$321,344	$321,268	$240,785	$239,869
Structured finance	3,887	4,866	3,659	4,564
Total financial guaranty (1)	$325,231	$326,134	$244,444	$244,433
_____________________
(1)    Includes 100% of MAC's gross and net debt service outstanding. However, AGM's indirect ownership of MAC is only 60.7%. The net debt service outstanding amount includes $21.2 billion and $28.7 billion as of December 31, 2020 and 2019, respectively, from MAC. See Note 1, Business and Basis of Presentation.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2020

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$248	0.2%	$971	2.6%	$487	17.7%	$99	39.9%	$1,805	1.2%
AA	10,226	9.0%	4,025	10.7%	1,014	36.9%	23	9.3%	15,288	9.9
A	60,859	53.7%	9,808	26.2%	85	3.1%	—	—%	70,752	46.0
BBB	39,287	34.7%	21,974	58.7%	213	7.7%	126	50.8%	61,600	40.0
BIG	2,754	2.4%	674	1.8%	953	34.6%	—	—%	4,381	2.9
Total net par outstanding (1)	$113,374	100.0%	$37,452	100.0%	$2,752	100.0%	$248	100.0%	$153,826	100.0%
_____________________
(1)    Includes $14.5 billion of net par outstanding as of December 31, 2020 from MAC, which represents 100% of MAC's net par outstanding. However, AGM's indirect ownership of MAC is only 60.7%.

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2019

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$272	0.2%	$935	2.5%	$570	17.6%	$100	29.1%	$1,877	1.2%
AA	12,420	11.1	4,426	12.0	1,238	38.2	23	6.7	18,107	11.9
A	61,845	55.1	12,890	34.9	100	3.1	50	14.5	74,885	49.0
BBB	34,972	31.2	18,000	48.8	315	9.7	131	38.1	53,418	35.0
BIG	2,656	2.4	671	1.8	1,019	31.4	40	11.6	4,386	2.9
Total net par outstanding (1)	$112,165	100.0%	$36,922	100.0%	$3,242	100.0%	$344	100.0%	$152,673	100.0%
_____________________
(1)    Includes $19.9 billion of net par outstanding as of December 31, 2019 from MAC, which represents 100% of MAC's net par outstanding. However, AGM's indirect ownership of MAC is only 60.7%.

Financial Guaranty Portfolio
by Sector

	Gross Par Outstanding		Net Par Outstanding
	As of		As of
Sector	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
	(in millions)
Public finance:
U.S.:
General obligation	$69,264	$69,539	$49,450	$49,027
Tax backed	31,914	33,800	22,782	24,019
Municipal utilities	23,692	23,710	17,747	17,588
Transportation	12,086	12,965	9,272	9,966
Healthcare	8,273	6,378	6,705	5,030
Higher education	5,707	5,290	3,970	3,564
Infrastructure finance	2,798	2,014	2,183	1,564
Housing revenue	1,019	1,184	815	971
Renewable energy	28	28	17	17
Other public finance	606	604	433	419
Total public finance-U.S.	155,387	155,512	113,374	112,165
Non-U.S.:
Infrastructure finance	16,591	16,427	13,004	13,520
Regulated utilities	17,237	16,672	12,383	12,485
Sovereign and sub-sovereign	11,807	11,516	10,161	9,940
Renewable energy	2,368	1,227	1,904	977
Total public finance-non-U.S.	48,003	45,842	37,452	36,922
Total public finance	203,390	201,354	150,826	149,087
Structured finance:
U.S.:
RMBS	1,933	2,205	1,834	2,086
Financial products	820	1,019	820	1,019
Other structured finance	147	188	98	137
Total structured finance-U.S.	2,900	3,412	2,752	3,242
Non-U.S.:
RMBS	209	284	152	201
Other structured finance	98	152	96	143
Total structured finance- non-U.S.	307	436	248	344
Total structured finance	3,207	3,848	3,000	3,586
Total par outstanding	$206,597	$205,202	$153,826	$152,673

In addition to amounts shown in the table above, the Company had outstanding commitments to provide guaranties of $422 million of gross par for public finance as of December 31, 2020. These commitments are contingent on the satisfaction of all conditions set forth in them and may expire unused or be canceled at the counterparty’s request. Therefore, the total commitment amount does not necessarily reflect actual future guaranteed amounts.

    Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Expected Amortization of
Net Par Outstanding
As of December 31, 2020

	Public Finance	Structured Finance	Total
	(in millions)
0 to 5 years	$34,888	$1,309	$36,197
5 to 10 years	32,000	909	32,909
10 to 15 years	28,652	503	29,155
15 to 20 years	20,325	276	20,601
20 years and above	34,961	3	34,964
Total net par outstanding	$150,826	$3,000	$153,826

Components of BIG Net Par Outstanding
As of December 31, 2020

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG (1)	Outstanding
	(in millions)
Public finance:
U.S. public finance	$1,028	$42	$1,684	$2,754	$113,374
Non-U.S. public finance	634	—	40	674	37,452
Public finance	1,662	42	1,724	3,428	150,826
Structured finance:
U.S. RMBS	107	—	824	931	1,834
Other structured finance	—	—	22	22	1,166
Structured finance	107	—	846	953	3,000
Total	$1,769	$42	$2,570	$4,381	$153,826
____________________
(1)    There is no BIG net par outstanding for credit derivatives as of December 31, 2020.

Components of BIG Net Par Outstanding
As of December 31, 2019

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG (1)	Outstanding
	(in millions)
Public finance:
U.S. public finance	$931	$43	$1,682	$2,656	$112,165
Non-U.S. public finance	636	—	35	671	36,922
Public finance	1,567	43	1,717	3,327	149,087
Structured finance:
U.S. RMBS	65	40	888	993	2,086
Other structured finance	40	—	26	66	1,500
Structured finance	105	40	914	1,059	3,586
Total	$1,672	$83	$2,631	$4,386	$152,673
____________________
(1)    There is no BIG net par outstanding for credit derivatives as of December 31, 2019.

    The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.

Geographic Distribution of
Net Par Outstanding
As of December 31, 2020

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in millions)
U.S.:
U.S. Public finance:
California	1,168	$21,922	14.3%
Pennsylvania	590	11,226	7.3
New York	632	10,861	7.1
Texas	1,001	9,485	6.2
Illinois	510	9,205	5.9
New Jersey	295	6,629	4.3
Florida	207	4,435	2.9
Michigan	260	3,710	2.4
Louisiana	149	3,241	2.1
Alabama	244	2,513	1.6
Other	1,817	30,147	19.6
Total U.S. public finance	6,873	113,374	73.7
U.S. Structured finance (multiple states)	118	2,752	1.8
Total U.S.	6,991	116,126	75.5
Non-U.S.:
United Kingdom	270	27,707	18.0
Canada	8	2,023	1.3
France	7	1,830	1.2
Spain	6	1,444	0.9
Australia	5	1,231	0.8
Other	28	3,465	2.3
Total non-U.S.	324	37,700	24.5
Total	7,315	$153,826	100.0%

Exposure to Puerto Rico

    The Company had insured exposure to general obligation bonds of the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) and various obligations of its related authorities and public corporations aggregating $1.9 billion net par as of December 31, 2020. Of that amount, $1.8 billion was rated BIG, while the remainder was rated AA because it relates to second-to-pay policies on obligations insured by an affiliate of the Company. Beginning on January 1, 2016, a number of Puerto Rico exposures have defaulted on bond payments, and the Company has now paid claims on all of its BIG Puerto Rico exposures except for the Municipal Finance Agency (MFA).

    On November 30, 2015 and December 8, 2015, the then governor of Puerto Rico issued executive orders (Clawback Orders) directing the Puerto Rico Department of Treasury and the Puerto Rico Tourism Company to "claw back" certain taxes pledged to secure the payment of bonds issued by the Puerto Rico Highways and Transportation Authority (PRHTA), Puerto Rico Infrastructure Financing Authority (PRIFA), and Puerto Rico Convention Center District Authority (PRCCDA). The Puerto Rico exposures insured by the Company subject to clawback are shown in the table “Puerto Rico Net Par Outstanding.”

On June 30, 2016, the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) was signed into law. PROMESA established a seven-member financial oversight board (Oversight Board) with authority to require that balanced budgets and fiscal plans be adopted and implemented by Puerto Rico. Title III of PROMESA provides for a process analogous to a voluntary bankruptcy process under chapter 9 of the United States Bankruptcy Code (Bankruptcy Code). With the terms of the original seven members of the Oversight Board having expired, the Oversight Board was reconstituted in late 2020 and early 2021 with a number of new members as well as several incumbents.

The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations the Company insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters. In addition, the Commonwealth, the Oversight Board and others have taken legal action naming the Company as a party. See “Puerto Rico Litigation” below.

    The Company also participates in mediation and negotiations relating to its Puerto Rico exposure. The COVID-19 pandemic and evolving governmental and private responses to the pandemic are impacting both Puerto Rico itself and the process of resolving the payment defaults of the Commonwealth and some of its related authorities and public corporations, including delaying related litigation, the various Title III proceedings, and other legal proceedings.

    The final form and timing of responses to Puerto Rico’s financial distress, the devastation of Hurricane Maria and the COVID-19 pandemic and evolving governmental and private responses to the pandemic, eventually taken by the federal government or implemented under the auspices of PROMESA and the Oversight Board or otherwise, and the final impact on the Company, after resolution of legal challenges, of any such responses on obligations insured by the Company, are uncertain. The impact of developments relating to Puerto Rico during any quarter or year could be material to the Company's results of operations and shareholder's equity.

    The Company groups its Puerto Rico exposure into three categories:

•Constitutionally Guaranteed. The Company includes in this category public debt benefiting from Article VI of the Constitution of the Commonwealth, which expressly provides that interest and principal payments on the public debt are to be paid before other disbursements are made.

•Public Corporations – Certain Revenues Potentially Subject to Clawback. The Company includes in this category the debt of public corporations for which applicable law permits the Commonwealth to claw back, subject to certain conditions and for the payment of public debt, at least a portion of the revenues supporting the bonds the Company insures. As a constitutional condition to clawback, available Commonwealth revenues for any fiscal year must be insufficient to pay Commonwealth debt service before the payment of any appropriations for that year.  The Company believes that this condition has not been satisfied to date, and accordingly that the Commonwealth has not to date been entitled to claw back revenues supporting debt insured by the Company.

•Other Public Corporations. The Company includes in this category the debt of public corporations that are supported by revenues it does not believe are subject to clawback.

Constitutionally Guaranteed

    General Obligation. As of December 31, 2020, the Company had $574 million insured net par outstanding of the general obligations of Puerto Rico, which are supported by the good faith, credit and taxing power of the Commonwealth. Despite the requirements of Article VI of its Constitution, the Commonwealth defaulted on the debt service payment due on July 1, 2016, and the Company has been making claim payments on these bonds since that date. The Oversight Board has filed a petition under Title III of PROMESA with respect to the Commonwealth.

    On May 27, 2020, the Oversight Board certified a revised fiscal plan for the Commonwealth. The revised certified Commonwealth fiscal plan contemplates a reduction in financial resources available for debt service as a result of efforts to contain, and the impact on the economy from, the COVID-19 pandemic. That revised fiscal plan also contemplates a postponement of reforms for the Commonwealth. The Company continues to disagree with the Oversight Board’s view of available resources.

    On February 23, 2021 the Oversight Board announced it had entered into a revised general obligation Plan Support Agreement (GO PSA) with certain general obligation (GO) and Puerto Rico Public Buildings Authority (PBA) bondholders and insurers representing approximately $11.7 billion, approximately 62% of the aggregate amount of general obligation and PBA bond claims. In general, the GO PSA provides for lower Commonwealth debt service payments per annum relative to the Plan

Support Agreement signed in February 2020 (February 2020 PSA), extends the tenor of new recovery bonds, increases the amount of cash distributed to creditors, and provides additional consideration in the form of a contingent value instrument. This contingent value instrument is intended to provide creditors with additional returns tied to outperformance of the Puerto Rico Sales and Use tax against May of 2020 certified fiscal plan projections. AGM and AGC each are a conditional support party to the GO PSA with an absolute withdrawal right that extends until March 31, 2021. While conditional support parties, AGM and AGC intend to negotiate an acceptable treatment of their PRHTA, PRCCDA and PRIFA revenue bond claims against the Commonwealth and its associated instrumentalities. The GO PSA purports to provide a framework to address approximately $18.8 billion of Commonwealth debt (including PBA debt), and provides for different recoveries based on the bonds’ vintage issuance date, with GO and PBA bonds issued before 2011 (Vintage) receiving higher recoveries than GO and PBA bonds issued in 2011 and thereafter (except that, for purposes of the GO PSA, Series 2011A GO bonds would be treated as Vintage bonds). The differentiated recovery scheme provided under the GO PSA is purportedly based on the Oversight Board’s attempt to invalidate the non-Vintage GO and PBA bonds (see “Puerto Rico Litigation” below).

On March 8, 2021, the Oversight Board filed with the Title III court a Second Amended Title III Joint Plan of Adjustment of the Commonwealth (Amended POA) that purports to restructure approximately $35 billion of debt (including the GO bonds) and other claims against the government of Puerto Rico and certain entities and $50 billion in pension obligations. The Amended POA includes the terms of the settlement relating to the GO bonds embodied in the GO PSA. The Company believes the proposed treatment of certain revenue bond claims included under the Amended POA, as filed on March 8, 2021, does not comply with the laws and constitution of Puerto Rico and the provisions of PROMESA and does not satisfy the statutory requirements for confirmation of a plan of adjustment under Title III of PROMESA.

    PBA. As of December 31, 2020, the Company had $2 million insured net par outstanding of PBA bonds, which are supported by a pledge of the rents due under leases of government facilities to departments, agencies, instrumentalities and municipalities of the Commonwealth, and that benefit from a Commonwealth guaranty supported by a pledge of the Commonwealth’s good faith, credit and taxing power. Despite the requirements of Article VI of the Commonwealth's Constitution, the PBA defaulted on most of the debt service payment due on July 1, 2016, and the Company has been making claim payments on these bonds since then. On September 27, 2019, the Oversight Board filed a petition under Title III of PROMESA with respect to the PBA to allow the restructuring of the PBA claims through the Amended POA.

    The PBA bonds are covered by the GO PSA, described above. As noted above, on March 8, 2021, the Oversight Board filed with the Title III court an Amended POA that purports to restructure approximately $35 billion of debt (including the PBA bonds) and other claims against the government of Puerto Rico and certain entities and $50 billion in pension obligations. The Amended POA includes the terms of the settlement relating to the PBA bonds embodied in the GO PSA. The Company believes the proposed treatment of certain revenue bond claims included under the Amended POA, as filed on March 8, 2021, does not comply with the laws and constitution of Puerto Rico and the provisions of PROMESA and does not satisfy the statutory requirements for confirmation of a plan of adjustment under Title III of PROMESA.

Public Corporations - Certain Revenues Potentially Subject to Clawback

    PRHTA. As of December 31, 2020, the Company had $244 million insured net par outstanding of PRHTA (transportation revenue) bonds and $399 million insured net par outstanding of PRHTA (highway revenue) bonds. The transportation revenue bonds are secured by a subordinate gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls, plus a first lien on up to $120 million annually of taxes on crude oil, unfinished oil and derivative products. The highway revenue bonds are secured by a gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls. The non-toll revenues consisting of excise taxes and fees collected by the Commonwealth on behalf of PRHTA and its bondholders that are statutorily allocated to PRHTA and its bondholders are potentially subject to clawback. Despite the presence of funds in relevant debt service reserve accounts that the Company believes should have been employed to fund debt service, PRHTA defaulted on the full July 1, 2017 insured debt service payment, and the Company has been making claim payments on these bonds since that date. The Oversight Board has filed a petition under Title III of PROMESA with respect to PRHTA.

    On June 26, 2020, the Oversight Board certified a revised fiscal plan for PRHTA. The revised certified PRHTA fiscal plan projects very limited capacity to pay debt service over the five-year forecast period.

Other Public Corporations

    Puerto R    ico Electric Power Authority (PREPA). As of December 31, 2020, the Company had $489 million insured net par outstanding of PREPA obligations, which are secured by a lien on the revenues of the electric system. The Company has been making claim payments on these bonds since July 1, 2017. On July 2, 2017, the Oversight Board commenced proceedings for PREPA under Title III of PROMESA.

On May 3, 2019, AGM and AGC entered into a restructuring support agreement with PREPA (PREPA RSA) and other stakeholders, including a group of uninsured PREPA bondholders, the Commonwealth of Puerto Rico, and the Oversight Board, that is intended to, among other things, provide a framework for the consensual resolution of the treatment of the Company’s insured PREPA revenue bonds in PREPA's recovery plan. Upon consummation of the restructuring transaction, PREPA’s revenue bonds will be exchanged into new securitization bonds issued by a special purpose corporation and secured by a segregated transition charge assessed on electricity bills.

The closing of the restructuring transaction is subject to a number of conditions, including approval by the Title III Court of the PREPA RSA and settlement described therein, a minimum of 67% support of voting bondholders for a plan of adjustment that includes this proposed treatment of PREPA revenue bonds and confirmation of such plan by the Title III court, and execution of acceptable documentation and legal opinions. Under the PREPA RSA, the Company has the option to guarantee its allocated share of the securitization exchange bonds, which may then be offered and sold in the capital markets. The Company believes that the additive value created by attaching its guarantee to the securitization exchange bonds would materially improve its overall recovery under the transaction, as well as generate new insurance premiums; and therefore that its economic results could differ from those reflected in the PREPA RSA.

On June 29, 2020, the Oversight Board certified a revised fiscal plan for PREPA. The revised certified PREPA fiscal plan projects no capacity to pay debt service over the five-year forecast period without incurring rate increases.

MFA. As of December 31, 2020, the Company had $151 million net par outstanding of bonds issued by MFA secured by a lien on local property tax revenues. The MFA bond accounts contained sufficient funds to make the MFA bond payments due through the date of this filing that were guaranteed by the Company, and those payments were made in full.

Resolved Commonwealth Credit

Puerto Rico Sales Tax Financing Corporation (COFINA). On February 12, 2019, pursuant to a plan of adjustment approved by the PROMESA Title III Court, the Company paid off in full its $264 million net par outstanding of insured COFINA bonds, plus accrued and unpaid interest, and no longer has any exposure to COFINA. Pursuant to the plan of adjustment, the Company received $152 million in initial par of closed lien senior bonds of COFINA validated by the PROMESA Title III Court, along with cash.

Puerto Rico Litigation

    The Company believes that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations it insures are illegal or unconstitutional or both, and has taken legal action, and may take additional legal action in the future, to enforce its rights with respect to these matters. In addition, the Commonwealth, the Oversight Board and others have taken legal action naming the Company as a party.

    Currently there are numerous legal actions relating to the default by the Commonwealth and certain of its entities on debt service payments, and related matters, and the Company is a party to a number of them. On July 24, 2019, Judge Laura Taylor Swain of the United States District Court for the District of Puerto Rico (Federal District Court for Puerto Rico) held an omnibus hearing on litigation matters relating to the Commonwealth. At that hearing, she imposed a stay through November 30, 2019, on a series of adversary proceedings and contested matters amongst the stakeholders and imposed mandatory mediation on all parties through that date. On October 28, 2019, Judge Swain extended the stay until December 31, 2019, and has since stayed the proceedings pending the Court's determination on the Commonwealth's plan of adjustment. A number of the legal actions in which the Company is involved remain subject to stay orders.

    On January 7, 2016, AGM, AGC and Ambac Assurance Corporation commenced an action for declaratory judgment and injunctive relief in the Federal District Court for Puerto Rico to invalidate the executive orders issued on November 30, 2015 and December 8, 2015 by the then governor of Puerto Rico directing that the Secretary of the Treasury of the Commonwealth of Puerto Rico and the Puerto Rico Tourism Company claw back certain taxes and revenues pledged to secure the payment of bonds issued by the PRHTA, the PRCCDA and PRIFA. The Commonwealth defendants filed a motion to dismiss the action for lack of subject matter jurisdiction, which the court denied on October 4, 2016. On October 14, 2016, the Commonwealth defendants filed a notice of PROMESA automatic stay. While the PROMESA automatic stay expired on May 1, 2017, on May 17, 2017, the court stayed the action under PROMESA.

    On June 3, 2017, AGM and AGC filed an adversary complaint in the Federal District Court for Puerto Rico seeking (i) a judgment declaring that the application of pledged special revenues to the payment of the PRHTA bonds is not subject to the PROMESA Title III automatic stay and that the Commonwealth has violated the special revenue protections provided to the PRHTA bonds under the Bankruptcy Code; (ii) an injunction enjoining the Commonwealth from taking or causing to be taken any action that would further violate the special revenue protections provided to the PRHTA bonds under the Bankruptcy Code; and (iii) an injunction ordering the Commonwealth to remit the pledged special revenues securing the PRHTA bonds in accordance with the terms of the special revenue provisions set forth in the Bankruptcy Code. On January 30, 2018, the court rendered an opinion dismissing the complaint and holding, among other things, that (x) even though the special revenue provisions of the Bankruptcy Code protect a lien on pledged special revenues, those provisions do not mandate the turnover of pledged special revenues to the payment of bonds and (y) actions to enforce liens on pledged special revenues remain stayed. A hearing on AGM and AGC’s appeal of the trial court’s decision to the United States Court of Appeals for the First Circuit (First Circuit) was held on November 5, 2018. On March 26, 2019, the First Circuit issued its opinion affirming the trial court’s decision and held that Sections 928(a) and 922(d) of the Bankruptcy Code permit, but do not require, continued payments during the pendency of the Title III proceedings. The First Circuit agreed with the trial court that (i) Section 928(a) of the Bankruptcy Code does not mandate the turnover of special revenues or require continuity of payments to the PRHTA bonds during the pendency of the Title III proceedings, and (ii) Section 922(d) of the Bankruptcy Code is not an exception to the automatic stay that would compel PRHTA, or third parties holding special revenues, to apply special revenues to outstanding obligations. On April 9, 2019, AGM, AGC and other petitioners filed a petition with the First Circuit seeking a rehearing by the full court; the petition was denied by the First Circuit on July 31, 2019. On September 20, 2019, AGC, AGM and other petitioners filed a petition for review by the U.S. Supreme Court of the First Circuit's holding, which was denied on January 13, 2020.

    On June 26, 2017, AGM and AGC filed a complaint in the Federal District Court for Puerto Rico seeking (i) a declaratory judgment that the PREPA restructuring support agreement executed in December 2015 (2015 PREPA RSA) is a “Preexisting Voluntary Agreement” under Section 104 of PROMESA and the Oversight Board’s failure to certify the 2015 PREPA RSA is an unlawful application of Section 601 of PROMESA; (ii) an injunction enjoining the Oversight Board from unlawfully applying Section 601 of PROMESA and ordering it to certify the 2015 PREPA RSA; and (iii) a writ of mandamus requiring the Oversight Board to comply with its duties under PROMESA and certify the 2015 PREPA RSA. On July 21, 2017, in light of its PREPA Title III petition on July 2, 2017, the Oversight Board filed a notice of stay under PROMESA.

    On July 18, 2017, AGM and AGC filed in the Federal District Court for Puerto Rico a motion for relief from the automatic stay in the PREPA Title III bankruptcy proceeding and a form of complaint seeking the appointment of a receiver for PREPA. The court denied the motion on September 14, 2017, but on August 8, 2018, the First Circuit vacated and remanded the court's decision. On October 3, 2018, AGM and AGC, together with other bond insurers, filed a motion with the court to lift the automatic stay to commence an action against PREPA for the appointment of a receiver. Under the PREPA RSA, AGM and AGC have agreed to withdraw from the lift stay motion upon the Title III Court’s approval of the settlement of claims embodied in the PREPA RSA. The Oversight Board filed a status report on May 15, 2020 regarding PREPA's financial condition and its request for approval of the PREPA RSA settlement, in which it requested that it be permitted to file an updated report by July 31, 2020 and that all proceedings related to the approval of the PREPA RSA settlement continue to be adjourned. On May 22, 2020, the Title III Court issued an order to that effect. The Oversight Board has filed updated status reports on July 31, 2020, September 25, 2020, December 9, 2020, and March 10, 2021.

    On May 23, 2018, AGM and AGC filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment declaring that (i) the Oversight Board lacked authority to develop or approve the new fiscal plan for Puerto Rico which it certified on April 19, 2018 (Revised Fiscal Plan); (ii) the Revised Fiscal Plan and the Fiscal Plan Compliance Law (Compliance Law) enacted by the Commonwealth to implement the original Commonwealth Fiscal Plan violate various sections of PROMESA; (iii) the Revised Fiscal Plan, the Compliance Law and various moratorium laws and executive orders enacted by the Commonwealth to prevent the payment of debt service (a) are unconstitutional and void because they violate the Contracts, Takings and Due Process Clauses of the U.S. Constitution and (b) are preempted by various sections of PROMESA; and (iv) no Title III plan of adjustment based on the Revised Fiscal Plan can be confirmed under PROMESA. On August 13, 2018, the court-appointed magistrate judge granted the Commonwealth's and the Oversight Board's motion to stay this adversary proceeding pending a decision by the First Circuit in an appeal by Ambac Assurance Corporation of an unrelated adversary proceeding decision, which the First Circuit rendered on June 24, 2019. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters through November 30, 2019, with a mandatory mediation element. Judge Swain extended the stay until December 31, 2019, and further extended the stay until March 11, 2020. Pursuant to the request of AGM, AGC and the defendants, Judge Swain ordered on September 6, 2019 that the claims in this complaint be addressed in the Commonwealth plan confirmation process and be subject to her July 24, 2019 stay and mandatory mediation order and be addressed in the Commonwealth plan confirmation process. Judge Swain postponed certain deadlines and hearings, including those related to the plan of adjustment, indefinitely as a result of the COVID-19 pandemic.

Pursuant to the court’s order, the Oversight Board filed an updated status report on September 9, 2020, as well as a subsequent update on October 25, 2020, regarding the effects of the pandemic on the Commonwealth. Subsequently, the court ordered the Oversight Board to file a further updated report by December 8, 2020 and, no later than February 10, 2021, an amended Commonwealth disclosure statement and plan of adjustment or, at a minimum, a term sheet outlining such amendments necessitated by the COVID-19 pandemic. On February 10, 2021, the Oversight Board filed a motion to extend the deadline to March 8, 2021 given a recent preliminary agreement with creditors. On March 8, 2021, the Oversight Board filed a disclosure statement and a second amended Commonwealth plan of adjustment intended to implement a Plan Support Agreement dated as of February 22, 2021, to which AGM and AGC have given conditional support, with a right to withdraw on or before March 31, 2021. The AGM and AGC support is conditioned on the Plan Support Agreement becoming part of a consenually negotiated and comprehensive solution that would include PRHTA, PRCCDA and PRIFA.

    On July 23, 2018, AGC and AGM filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment (i) declaring the members of the Oversight Board are officers of the U.S. whose appointments were unlawful under the Appointments Clause of the U.S. Constitution; (ii) declaring void from the beginning the unlawful actions taken by the Oversight Board to date, including (x) development of the Commonwealth's Fiscal Plan, (y) development of PRHTA's Fiscal Plan, and (z) filing of the Title III cases on behalf of the Commonwealth and PRHTA; and (iii) enjoining the Oversight Board from taking any further action until the Oversight Board members have been lawfully appointed in conformity with the Appointments Clause of the U.S. Constitution. The Title III court dismissed a similar lawsuit filed by another party in the Commonwealth’s Title III case in July 2018. On August 3, 2018, a stipulated judgment was entered against AGM and AGC at their request based upon the court's July decision in the other Appointments Clause lawsuit and, on the same date, AGM and AGC appealed the stipulated judgment to the First Circuit. On August 15, 2018, the court consolidated, for purposes of briefing and oral argument, AGM and AGC's appeal with the other Appointments Clause lawsuit. The First Circuit consolidated AGM and AGC's appeal with a third Appointments Clause lawsuit on September 7, 2018 and held a hearing on December 3, 2018. On February 15, 2019, the First Circuit issued its ruling on the appeal and held that members of the Oversight Board were not appointed in compliance with the Appointments Clause of the U.S. Constitution but declined to dismiss the Title III petitions citing the (i) de facto officer doctrine and (ii) negative consequences to the many innocent third parties who relied on the Oversight Board’s actions to date, as well as the further delay which would result from a dismissal of the Title III petitions. The case was remanded back to the Federal District Court for Puerto Rico for the appellants’ requested declaratory relief that the appointment of the board members of the Oversight Board is unconstitutional. The First Circuit delayed the effectiveness of its ruling for 90 days so as to allow the President and the Senate to validate the defective appointments or reconstitute the Oversight Board in accordance with the Appointments Clause. On April 23, 2019, the Oversight Board filed a petition for a review by the U.S. Supreme Court of the First Circuit's holding that its members were not appointed in compliance with the Appointments Clause and on the following day filed a motion in the First Circuit to further stay the effectiveness of the First Circuit’s February 15, 2019 ruling pending final disposition by the U.S. Supreme Court. On May 24, 2019, AGC and AGM filed a petition for a review by the U.S. Supreme Court of the First Circuit’s holding that the de facto officer doctrine allows courts to deny meaningful relief to successful challengers suffering ongoing injury at the hands of unconstitutionally appointed officers. On July 2, 2019, the First Circuit granted the Oversight Board’s motion to stay the effectiveness of the First Circuit’s February 15, 2019 ruling pending final disposition by the U.S. Supreme Court. On October 15, 2019, the U.S. Supreme Court heard oral arguments on the First Circuit's ruling. On June 1, 2020, the Supreme Court issued its opinion, reversing the First Circuit and holding that the selection process prescribed under PROMESA for Oversight Board members does not violate the Appointments Clause.

    On December 21, 2018, the Oversight Board and the Official Committee of Unsecured Creditors of all Title III Debtors (other than COFINA) filed an adversary complaint in the Federal District Court for Puerto Rico seeking a judgment declaring that (i) the leases to public occupants entered into by the PBA are not “true leases” for purposes of Section 365(d)(3) of the Bankruptcy Code and therefore the Commonwealth has no obligation to make payments to the PBA under the leases or Section 365(d)(3) of the Bankruptcy Code, (ii) the PBA is not entitled to a priority administrative expense claim under the leases pursuant to Sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code, and (iii) any such claims filed or asserted against the Commonwealth are disallowed. On January 28, 2019, the PBA filed an answer to the complaint. On March 12, 2019, the Federal District Court for Puerto Rico granted, with certain limitations, AGM’s and AGC’s motion to intervene. On March 21, 2019, AGM and AGC, together with certain other intervenors, filed a motion for judgment on the pleadings. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element. Judge Swain extended the stay until December 31, 2019, and has since stayed the proceedings pending the Court's determination on the Commonwealth's plan of adjustment.

    On January 14, 2019, the Oversight Board and the Official Committee of Unsecured Creditors filed an omnibus objection in the Title III Court to claims filed by holders of approximately $6 billion of Commonwealth general obligation bonds issued in 2012 and 2014, asserting among other things that such bonds were issued in violation of the Puerto Rico constitutional debt service limit, such bonds are null and void, and the holders have no equitable remedy against the

Commonwealth. Pursuant to procedures established by Judge Swain, on April 10, 2019, AGM filed a notice of participation in these proceedings. As of December 31, 2020, $222 million of the Company’s insured net par outstanding of the general obligation bonds of Puerto Rico were issued on or after March 2012. On May 21, 2019, the Official Committee of Unsecured Creditors filed a claim objection to certain Commonwealth general obligation bonds issued in 2011, approximately $126 million of which are insured by the Company as of December 31, 2020, on substantially the same bases as the January 14, 2019 filing, and which the plaintiffs propose to be subject to the proceedings relating to the 2012 and 2014 bonds. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element. Judge Swain extended the stay until December 31, 2019, but did not further extend the stay with respect to this matter. On January 8, 2020, certain Commonwealth general obligation bondholders (self-styled as the Lawful Constitutional Debt Coalition) filed a claim objection to the 2012 and 2014 bonds, asserting among other things that those bonds were issued in violation of the Puerto Rico constitutional debt limit and are not entitled to first priority status under the Puerto Rico Constitution. Judge Swain stayed these proceedings pending the Court's determination on the Commonwealth's plan of adjustment.

    On May 2, 2019, the Oversight Board and the Official Committee of Unsecured Creditors filed an adversary complaint in the Federal District Court for Puerto Rico against various Commonwealth general obligation bondholders and bond insurers, including AGC and AGM, that had asserted in their proofs of claim that their bonds are secured. The complaint seeks a judgment declaring that defendants do not hold consensual or statutory liens and are unsecured claimholders to the extent they hold allowed claims. The complaint also asserts that even if Commonwealth law granted statutory liens, such liens are avoidable under Section 545 of the Bankruptcy Code. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element. Judge Swain has since stayed these proceedings pending the Court's determination on the Commonwealth's plan of adjustment.

    On May 20, 2019, the Oversight Board and the Official Committee of Unsecured Creditors filed an adversary complaint in the Federal District Court for Puerto Rico against the fiscal agent and holders and/or insurers, including AGC and AGM, that have asserted their PRHTA bond claims are entitled to secured status in PRHTA’s Title III case. Plaintiffs are seeking to avoid the PRHTA bondholders’ liens and contend that (i) the scope of any lien only applies to revenues that have been both received by PRHTA and deposited in certain accounts held by the fiscal agent and does not include PRHTA’s right to receive such revenues; (ii) any lien on revenues was not perfected because the fiscal agent does not have “control” of all accounts holding such revenues; (iii) any lien on the excise tax revenues is no longer enforceable because any rights PRHTA had to receive such revenues are preempted by PROMESA; and (iv) even if PRHTA held perfected liens on PRHTA’s revenues and the right to receive such revenues, such liens were terminated by Section 552(a) of the Bankruptcy Code as of the petition date. On July 24, 2019, Judge Swain announced a court-imposed stay of a series of adversary proceedings and contested matters, which include this proceeding, through November 30, 2019, with a mandatory mediation element. Judge Swain extended the stay through December 31, 2019, and extended the stay again pending further order of the court on the understanding that these issues will be resolved in other proceedings.

    On September 30, 2019, certain parties that either had advanced funds to PREPA for the purchase of fuel or had succeeded to such claims (Fuel Line Lenders) filed an amended adversary complaint in the Federal District Court for Puerto Rico against the Oversight Board, PREPA, the Puerto Rico Fiscal Agency and Financial Advisory Authority (AAFAF), U.S. Bank National Association, as trustee for PREPA bondholders, and various PREPA bondholders and bond insurers, including AGC and AGM. The complaint seeks, among other things, declarations that the advances made by the Fuel Line Lenders are Current Expenses as defined in the trust agreement pursuant to which the PREPA bonds were issued and there is no valid lien securing the PREPA bonds unless and until the Fuel Line Lenders are paid in full, as well as orders subordinating the PREPA bondholders’ lien and claim to the Fuel Line Lenders’ claims and declaring the PREPA RSA null and void. The Oversight Board filed a status report on May 15, 2020, regarding PREPA's financial condition and its request for approval of the PREPA RSA settlement, in which it requested that it be permitted to file an updated report by July 31, 2020, that all proceedings related to the approval of the PREPA RSA settlement continue to be adjourned, and that the hearing in this adversary proceeding scheduled for June 3, 2020 be adjourned. On May 22, 2020, the Title III Court issued an order to that effect.

    On October 30, 2019, the retirement system for PREPA employees (SREAEE) filed an amended adversary complaint in the Federal District Court for Puerto Rico against the Oversight Board, PREPA, AAFAF, the Commonwealth, the Governor of Puerto Rico, and U.S. Bank National Association, as trustee for  PREPA bondholders. The complaint seeks, among other things, declarations that amounts owed to SREAEE are Current Expenses as defined in the trust agreement pursuant to which the PREPA bonds were issued, that there is no valid lien securing the PREPA bonds other than on amounts in the sinking funds and that SREAEE is a third-party beneficiary of certain trust agreement provisions, as well as orders subordinating the PREPA bondholders’ lien and claim to the SREAEE claims. On November 7, 2019, the court granted a motion to intervene by AGC and AGM. The Oversight Board filed a status report on May 15, 2020 regarding PREPA’s financial condition and its request for approval of the PREPA RSA settlement, in which it requested that it be permitted to file an updated report by July 31, 2020, that all proceedings related to the approval of the PREPA RSA settlement continue to be adjourned, and that the hearing in this adversary proceeding scheduled for June 3, 2020 be adjourned. On May 22, 2020, the Title III Court issued an order to that effect.

    On January 16, 2020, AGM and AGC along with certain other monoline insurers filed in Federal District Court for Puerto Rico a motion (amending and superseding a motion filed by AGM and AGC on August 23, 2019) for relief from the automatic stay imposed pursuant to Title III of PROMESA to permit AGM and AGC, and the other moving parties to enforce in another forum the application of the revenues securing the PRHTA Bonds (the PRHTA Revenues) or, in the alternative, for adequate protection for their property interests in PRHTA Revenues. A preliminary hearing on the motion occurred on June 4, 2020. Pursuant to orders issued on July 2, 2020 and September 9, 2020, Judge Swain denied the motion to the extent it sought stay relief or adequate protection with respect to liens or other property interests in PRHTA Revenues that have not been deposited in the related bond resolution funds. On September 23, 2020, AGM and AGC filed a notice of appeal of this denial and the underlying determinations to the First Circuit, which held oral arguments on February 4, 2021. On March 3, 2021, the First Circuit issued an opinion, finding that the District Court had not abused its discretion in denying lift stay relief. The First Circuit did not rule on whether movants had a property interest, noting that issue was actively being adjudicated before the District Court, which will eventually decide on a final basis, and on a more developed record, whether the insurers have a property interest.

    On January 16, 2020, the Oversight Board brought an adversary proceeding in the Federal District Court for Puerto Rico against AGM, AGC and other insurers of PRHTA Bonds, objecting to the bond insurers claims in the Commonwealth Title III proceedings and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee, for lack of standing and for any assertions of secured status or property interests with respect to PRHTA Revenues. Motions for partial summary judgment were filed on April 28, 2020, and a hearing was held on September 23, 2020. On January 20, 2021, Judge Swain ordered that certain discovery identified by the insurers was appropriate prior to a determination on the partial summary judgment motion.

    On January 16, 2020, the Oversight Board, on behalf of the PRHTA, brought an adversary proceeding in the Federal District Court for Puerto Rico against AGM, AGC and other insurers of PRHTA Bonds, objecting to the bond insurers claims in the PRHTA Title III proceedings and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee and for any assertions of secured status or property interests with respect to PRHTA Revenues. This matter is stayed pending further order of the court.

    On January 16, 2020, AGM and AGC along with certain other monoline insurers and the trustee for the PRIFA Rum Tax Bonds filed in Federal District Court for Puerto Rico a motion concerning application of the automatic stay to the revenues securing the PRIFA Bonds (the PRIFA Revenues), seeking an order lifting the automatic stay so that AGM and AGC and the other moving parties can enforce rights respecting the PRIFA Revenues in another forum or, in the alternative, that the Commonwealth must provide adequate protection for such parties’ lien on the PRIFA Revenues. A preliminary hearing on the motion occurred on June 4, 2020. Pursuant to orders issued on July 2, 2020 and September 9, 2020, Judge Swain denied the motion to the extent it sought stay relief or adequate protection with respect to PRIFA Revenues that have not been deposited in the related sinking fund. On September 23, 2020 AGM and AGC filed a notice of appeal of this denial and the underlying determinations to the First Circuit, which held oral arguments on February 4, 2021. On March 3, 2021, the First Circuit issued an opinion, finding that the District Court had not abused its discretion in denying lift stay relief. The First Circuit did not rule on whether movants had a property interest, noting that issue was actively bieng adjudicated before the District Court, which will eventually decide on a final basis, and on a more developed record, whether the insurers have a property interest.

    On January 16, 2020, the Oversight Board brought an adversary proceeding in the Federal District Court for Puerto Rico against AGC and other insurers of PRIFA Bonds, objecting to the bond insurers claims and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee, for lack of standing and for any assertions of secured status or ownership interests with respect to PRIFA Revenues. Motions for partial summary judgment were filed on April 28, 2020 and a hearing was held on September 23, 2020. On January 20, 2021, Judge Swain ordered that certain discovery identified by the insurers was appropriate prior to a determination on the partial summary judgment motion.

    On January 16, 2020, AGM and AGC along with certain other monoline insurers and the trustee for the PRCCDA Bonds filed in Federal District Court for Puerto Rico a motion concerning application of the automatic stay to the revenues securing the PRCCDA Bonds (the PRCCDA Revenues), seeking an order that an action to enforce rights respecting the PRCCDA Revenues in another forum is not subject to the automatic stay associated with the Commonwealth’s Title III proceeding or, in the alternative, if the court finds that the stay is applicable, lifting the automatic stay so that AGM, AGC and the other moving parties can enforce such rights in another forum or, in the further alternative, if the court finds the automatic stay applicable and does not lift it, that the Commonwealth must provide adequate protection for such parties’ lien on the PRCCDA Revenues. A preliminary hearing on the motion occurred on June 4, 2020. On July 2, 2020, Judge Swain held that a proposed enforcement action by AGM, AGC and other moving parties in another court would be subject to the automatic stay, that such parties have a colorable claim to a security interest in funds deposited in the “Transfer Account” and have shown a reasonable likelihood that a certain account held by Scotiabank is the Transfer Account, but denied the motion to the extent it sought stay relief or adequate protection with respect to PRCCDA Revenues that have not been deposited in the Transfer Account. Pursuant to a memorandum issued on September 9, 2020, Judge Swain held that the final hearing with respect to the Transfer Account shall be deemed to have occurred when the court issues its final decisions in the PRCCDA Adversary Proceeding concerning the identity of the Transfer Account and the parties’ respective rights in the alleged Transfer Account monies. Following the final hearing with respect to the Transfer Account, AGM and AGC intend to appeal the portion of the opinion constituting a denial and the underlying determinations related to the denial to the First Circuit.

On January 16, 2020, the Oversight Board brought an adversary proceeding in the Federal District Court for Puerto Rico against AGC and other insurers of PRCCDA Bonds, objecting to the bond insurers claims and seeking to disallow such claims, among other reasons, as being duplicative of the master claims filed by the trustee and for any assertions of secured status or property interests with respect to PRCCDA Revenues. Motions for partial summary judgment were filed on April 28, 2020, and a hearing was held on September 23, 2020. On January 20, 2021, Judge Swain ordered that certain discovery identified by the insurers was appropriate prior to a determination on the partial summary judgment motion.

Puerto Rico Par and Debt Service Schedules

    All Puerto Rico exposures are internally rated BIG, except PBA and PRHTA (Transportation revenue) second-to-pay policies on affiliate exposures which are rated AA based on the obligation of the Company's affiliate to pay under its insurance policy if the obligor fails to pay. The following tables show the Company’s insured exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding

	Gross Par Outstanding		Gross Debt Service Outstanding
	As of		As of
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
(in millions)
Exposure to Puerto Rico	$2,611	$2,787	$3,772	$4,089

Puerto Rico
Net Par Outstanding

	As of
	December 31, 2020 (1)	December 31, 2019
	(in millions)
Commonwealth Constitutionally Guaranteed
Commonwealth of Puerto Rico - General Obligation Bonds	$574	$610
Commonwealth of Puerto Rico - General Obligation Bonds (Second-to-pay policy on affiliate exposure)	—	1
Commonwealth of Puerto Rico - General Obligation Bonds total (2)	574	611
PBA (Second-to-pay policies on affiliate exposure) (2)	2	7
Public Corporations - Certain Revenues Potentially Subject to Clawback
PRHTA (Transportation revenue)	165	144
PRHTA (Transportation revenue) (Second-to-pay policies on affiliate exposure)	79	79
PRHTA (Transportation revenue) total (2)	244	223
PRHTA (Highway revenue) (2)	399	345
Other Public Corporations
PREPA (2)	489	525
MFA	151	153
Total net exposure to Puerto Rico	$1,859	$1,864
__________________
(1)    In 2020, the Company reassumed $118 million in net par of Puerto Rico exposures from its largest remaining legacy financial guaranty reinsurer.
(2)    As of the date of this filing, the Oversight Board has certified a filing under Title III of PROMESA for these exposures.

    The following table shows the scheduled amortization of the insured general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations rated BIG by the Company. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico BIG Net Par Outstanding
and Net Debt Service Outstanding
As of December 31, 2020

	Scheduled BIG Net Par Amortization	Scheduled BIG Net Debt Service Amortization
	(in millions)
2021 (January 1 - March 31)	$—	$43
2021 (April 1 - June 30)	—	2
2021 (July 1 - September 30)	74	116
2021 (October 1 - December 31)	—	2
Subtotal 2021	74	163
2022	108	193
2023	128	208
2024	150	224
2025	139	205
2026-2030	495	745
2031-2035	542	666
2036-2037	142	154
Total	$1,778	$2,558

Exposure to the U.S. Virgin Islands

    As of December 31, 2020, the Company had $318 million insured net par outstanding to the U.S. Virgin Islands and its related authorities (USVI), of which it rated $141 million BIG. The $177 million USVI net par the Company rated investment grade primarily consisted of bonds secured by a lien on matching fund revenues related to excise taxes on products produced in the USVI and exported to the U.S., primarily rum. The $141 million BIG USVI net par consisted of (a) Public Finance Authority bonds secured by a gross receipts tax and the general obligation, full faith and credit pledge of the USVI and (b) bonds of the Virgin Islands Water and Power Authority secured by a net revenue pledge of the electric system.

In 2017, Hurricane Irma caused significant damage in St. John and St. Thomas, while Hurricane Maria made landfall on St. Croix as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and substantial damage to St. Croix’s businesses and infrastructure, including the power grid. More recently, the COVID-19 pandemic and evolving governmental and private responses to the pandemic have been impacting the USVI economy, especially the tourism sector. The USVI is benefiting from the federal response to the 2017 hurricanes and COVID-19 and has made its debt service payments to date

3.    Expected Loss to be Paid (Recovered)

    Management compiles and analyzes loss information for all exposures on a consistent basis, in order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio. The Company monitors and assigns ratings and calculates expected loss to be paid (recovered) in the same manner for all its exposures regardless of form or differing accounting models. This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio.

    Expected cash outflows and inflows are probability weighted cash flows that reflect management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities. Expected loss to be paid (recovered) is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods for all contracts.

The expected loss to be paid (recovered) is equal to the present value of expected future cash outflows for claim and loss adjustment expense (LAE) payments, net of (i) inflows for expected salvage, subrogation and other recoveries, and (ii) excess spread on underlying collateral. Cash flows are discounted at current risk-free rates. The Company updates the discount rates each quarter and reflects the effect of such changes in economic loss development. Net expected loss to be paid (recovered) is also net of amounts ceded to reinsurers.

In circumstances where the Company has purchased its own insured obligations that have expected losses, and in cases where issuers of insured obligations elected or the Company and an issuer mutually agreed as part of a negotiation to deliver the underlying collateral, insured obligation or a new security to the Company, expected loss to be paid (recovered) is reduced and the asset received is prospectively accounted for under the applicable guidance for that instrument. Insured obligations with expected losses that are purchased by the Company are referred to as loss mitigation securities and are recorded in the investment portfolio, at fair value excluding the value of the Company's insurance. For loss mitigation securities, the difference between the purchase price of the insured obligation and the fair value excluding the value of the Company's insurance (on the date of acquisition) is treated as a paid loss. See Note 6, Investments and Cash and Note 8, Fair Value Measurement.

Economic loss development represents the change in net expected loss to be paid (recovered) attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

    The insured portfolio includes policies accounted for under three separate accounting models depending on the characteristics of the contract and the Company's control rights. The three models are: (1) insurance as described in "Financial Guaranty Insurance Losses" in Note 4, Contracts Accounted for as Insurance, (2) derivatives as described in Note 8, Fair Value Measurement, and (3) VIE consolidation as described in Note 7, Variable Interest Entities. The Company has expected loss to be paid (recovered) on policies which fall under the insurance and VIE accounting models. There was no expected loss to be paid (recovered) for credit derivative contracts as of December 31, 2020 and 2019.

Loss Estimation Process

    The Company’s loss reserve committees estimate expected loss to be paid (recovered) for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committees review and refresh their loss projection assumptions, scenarios and the probabilities they assign to those scenarios based on actual developments during the quarter and their view of future performance.

    The financial guaranties issued by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances the Company has no right to cancel such financial guaranties. As a result, the Company's estimate of ultimate loss on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the life of most contracts.

    The Company does not use traditional actuarial approaches to determine its estimates of expected losses. The determination of expected loss to be paid (recovered) is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations, recovery rates, delinquency and prepayment rates (with respect to RMBS), timing of cash flows, and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and have a material effect on the Company's financial statements. Each quarter, the Company may revise its scenarios and update assumptions (which may include shifting probability weightings of its scenarios) based on public information as well as nonpublic information obtained through its surveillance and loss mitigation activities. Such information includes management's view of the potential impact of COVID-19 on its distressed exposures. Management assesses the possible implications of such information on each insured obligation, considering the unique characteristics of each transaction.

    Changes over a reporting period in the Company’s loss estimates for municipal obligations supported by specified revenue streams, such as revenue bonds issued by toll road authorities, municipal utilities or airport authorities, generally will be influenced by factors impacting their revenue levels, such as changes in demand; changing demographics; and other economic factors, especially if the obligations do not benefit from financial support from other tax revenues or governmental authorities. Changes over a reporting period in the Company’s loss estimates for its tax-supported public finance transactions generally will be influenced by factors impacting the public issuer’s ability and willingness to pay, such as changes in the economy and population of the relevant area; changes in the issuer’s ability or willingness to raise taxes, decrease spending or receive federal assistance; new legislation; rating agency actions that affect the issuer’s ability to refinance maturing obligations or issue new debt at a reasonable cost; changes in the priority or amount of pensions and other obligations owed to workers; developments in restructuring or settlement negotiations; and other political and economic factors. Changes in loss estimates may also be affected by the Company's loss mitigation efforts and other variables.

    Changes in the Company’s loss estimates for structured finance transactions generally will be influenced by factors impacting the performance of the assets supporting those transactions. For example, changes over a reporting period in the Company’s loss estimates for its RMBS transactions may be influenced by factors such as the level and timing of loan defaults experienced; changes in housing prices; results from the Company's loss mitigation activities; and other variables.

Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current projections of losses may be subject to considerable volatility and may not reflect the Company's ultimate claims paid.

    In some instances, the terms of the Company's policy give it the option to pay principal losses that have been recognized in the transaction but which it is not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The Company has sometimes exercised this option, which uses cash but reduces projected future losses.

The following tables present a roll forward of net expected loss to be paid (recovered) for all contracts under all accounting models (insurance, derivative and VIE). The Company used risk-free rates for U.S. dollar denominated obligations that ranged from 0.00% to 1.72% with a weighted average of 0.69% as of December 31, 2020 and 0.00% to 2.45% with a weighted average of 1.91% as of December 31, 2019. Expected losses to be paid for transactions denominated in currencies other than the U.S. dollar represented approximately 32.2% and 8.5% of the total as of December 31, 2020 and December 31,

2019, respectively. The weighted average discount rates for non-U.S. denominated transactions was close to zero primarily due to the low to negative interest rate environment in Europe.

Net Expected Loss to be Paid (Recovered)
Roll Forward

	Year Ended December 31,
	2020	2019
	(in millions)
Net expected loss to be paid (recovered), beginning of period	$215	$537
Economic loss development (benefit) due to:
Accretion of discount	2	8
Changes in discount rates	(13)	(15)
Changes in timing and assumptions	(10)	(77)
Total economic loss development (benefit)	(21)	(84)
Net (paid) recovered losses	(100)	(238)
Net expected loss to be paid (recovered), end of period	$94	$215

Net Expected Loss to be Paid (Recovered)
Roll Forward by Sector

	Year Ended December 31, 2020
	Net Expected Loss to be Paid (Recovered) as of December 31, 2019	Economic Loss Development (Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2020
	(in millions)
Public finance:
U.S. public finance	$143	$6	$(157)	$(8)
Non-U.S. public finance	19	10	—	29
Public finance	162	16	(157)	21
Structured finance:
U.S. RMBS	45	(37)	58	66
Other structured finance	8	—	(1)	7
Structured finance	53	(37)	57	73
Total	$215	$(21)	$(100)	$94

	Year Ended December 31, 2019
	Net Expected Loss to be Paid (Recovered) as of December 31, 2018	Economic Loss Development (Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2019
	(in millions)
Public finance:
U.S. public finance	$347	$88	$(292)	$143
Non-U.S. public finance	26	(7)	—	19
Public finance	373	81	(292)	162
Structured finance:
U.S. RMBS	155	(165)	55	45
Other structured finance	9	—	(1)	8
Structured finance	164	(165)	54	53
Total	$537	$(84)	$(238)	$215
____________________
(1)     Net of ceded paid losses, whether or not such amounts have been settled with reinsurers. Ceded paid losses are typically settled 45 days after the end of the reporting period. Such amounts are recorded as reinsurance recoverable on paid losses in other assets. The amounts for 2019 are net of bonds and cash received pursuant to the implementation of the plan of adjustment for COFINA.

    The tables above include (1) LAE paid of $7 million and $11 million for the years ended December 31, 2020 and 2019, respectively, and (2) expected LAE to be paid of $8 million as of December 31, 2020 and $9 million as of December 31, 2019.

Net Expected Loss to be Paid (Recovered) and
Net Economic Loss Development (Benefit)
By Accounting Model

	Net Expected Loss to be Paid (Recovered)		Net Economic Loss Development (Benefit)
	As of December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(in millions)
Insurance (see Notes 4 and 5)	$34	$158	$(25)	$(60)
FG VIEs (see Note 7)	60	57	4	(24)
Total	$94	$215	$(21)	$(84)

Selected U.S. Public Finance Transactions

    The Company insured general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.9 billion net par as of December 31, 2020, $1.8 billion of which was BIG. For additional information regarding the Company's Puerto Rico exposure, see "Exposure to Puerto Rico" in Note 2, Outstanding Exposure.

    On February 25, 2015, a plan of adjustment resolving the bankruptcy filing of the City of Stockton, California (the City) under chapter 9 of the Bankruptcy Code became effective. As of December 31, 2020, the Company’s net par subject to the plan consisted of $57 million of pension obligation bonds. As part of the plan of adjustment, the City will repay claims paid on the pension obligation bonds from certain fixed payments and certain variable payments contingent on the City’s revenue growth, which will likely be impacted by COVID-19.

    The Company projects its total net expected recovery across its troubled U.S. public finance exposures as of December 31, 2020, including those mentioned above, to be $8 million compared with a net expected loss of $143 million as of December 31, 2019. The total net expected loss to be paid or recovered for troubled U.S. public finance exposures is net of a credit for estimated future recoveries of claims already paid. As of December 31, 2020, that credit was $492 million, compared with $336 million at December 31, 2019. The Company’s net expected losses and recoveries incorporate management’s probability weighted estimates of possible scenarios.

    The economic loss development for U.S. public finance transactions was $6 million in 2020, which was primarily attributable to Puerto Rico exposures and lower (projected and actual) revenues in certain exposures because of COVID-19, partially offset by changes in discount rates. The loss development attributable to the Company’s Puerto Rico exposures reflects adjustments the Company made to the assumptions it uses in its scenarios based on the public information as discussed under "Exposure to Puerto Rico" in Note 2, Outstanding Exposure as well as nonpublic information related to its loss mitigation activities during the period.

Selected Non - U.S. Public Finance Transactions

    Expected loss to be paid for non-U.S. public finance transactions was $29 million as of December 31, 2020, compared with $19 million as of December 31, 2019, primarily consisting of: (i) an obligation for which the Company has been paying claims because of the impact of negative Euro Interbank Offered Rate (Euribor) on the transaction, (ii) an obligation backed by the availability and toll revenues of a major arterial road, which has been underperforming due to higher costs compared with expectations at underwriting, and (iii) transactions with sub-sovereign exposure to various Spanish or Portuguese issuers where a Spanish or Portuguese sovereign default may cause the sub-sovereigns also to default.

    The economic loss development for non-U.S. public finance transactions, including those mentioned above, was approximately $10 million during 2020 and was primarily attributable to the impact of lower Euribor.

U.S. RMBS Loss Projections

The Company projects losses on its insured U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any expected representation and warranty (R&W) recoveries/payables to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay through the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates (CDR), then projecting how the CDR will develop over time. Loans that are defaulted pursuant to the CDR after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A CDR is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or "collateral pool balance"). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector and vintage based on its experience to date. The Company continues to update its evaluation of these loss severities as new information becomes available.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for the collateral losses it projects as described above; assumed voluntary prepayments; and servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. The Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will improve. Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as to whether those changes are normal fluctuations or part of a trend. The assumptions that the Company uses to project RMBS losses are shown in the sections below.

Net Economic Loss Development (Benefit)
U.S. RMBS

	Year Ended December 31,
	2020	2019
	(in millions)
First lien U.S. RMBS	$(24)	$(65)
Second lien U.S. RMBS.	(13)	(100)

As of December 31, 2020, the Company had a net R&W payable of $83 million to R&W counterparties, compared with a net R&W payable of $65 million as of December 31, 2019. The Company’s agreements with providers of R&W generally provide for reimbursement to the Company as claim payments are made and, to the extent the Company later receives reimbursements of such claims from excess spread or other sources, for the Company to provide reimbursement to the R&W providers. When the Company projects receiving more reimbursements in the future than it projects to pay in claims on transactions covered by R&W settlement agreements, the Company will have a net R&W payable.

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM and Subprime

    The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or in the past twelve months have been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss projections in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews the most recent 12 months of this data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	As of December 31,
	2020	2019
Delinquent/Modified in the Previous 12 Months
Alt-A	20%	20%
Option ARM	20	20
Subprime	20	20
30 - 59 Days Delinquent
Alt-A	35	30
Option ARM	35	35
Subprime	30	35
60 - 89 Days Delinquent
Alt-A	40	40
Option ARM	45	45
Subprime	40	45
90 + Days Delinquent
Alt-A	55	55
Option ARM	60	55
Subprime	45	50
Bankruptcy
Alt-A	45	45
Option ARM	50	50
Subprime	40	40
Foreclosure
Alt-A	60	65
Option ARM	65	65
Subprime	55	60
Real Estate Owned
All	100	100

    Towards the end of the first quarter of 2020, lenders began offering mortgage borrowers the option to forbear interest and principal payments of their loans due to the COVID -19 pandemic, and to repay such amounts at a later date. This resulted in an increase in early-stage delinquencies in RMBS transactions during the second quarter of 2020 and late-stage delinquencies during the second half of 2020. The Company's expected loss estimate assumes that a portion of delinquencies are due to COVID-19 related forbearances, and applies a liquidation rate of 20% to such loans. This is the same liquidation rate assumption used when estimating expected losses for current loans modified or delinquent within the last 12 months, as the Company believes this is the category that most resembles the population of new forbearance delinquencies.

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the most heavily weighted scenario (the base case), after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant and then steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 2.5 years after the initial 36-month CDR plateau period. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions had reached historically high levels, and the Company is assuming in the base case that the still elevated levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. Each quarter the Company reviews available data and (if necessary) adjusts its severities based on its observations. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid (recovered) for individual transactions for vintage 2004 - 2008 first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS

	As of December 31, 2020		As of December 31, 2019
	Range	Weighted Average	Range	Weighted Average
Alt-A First Lien
Plateau CDR	3.5% - 9.7%	5.8%	2.6% - 8.4%	4.4%
Final CDR	0.2% - 0.5%	0.3%	0.1% - 0.4%	0.2%
Initial loss severity:
2005 and prior	60%		60%
2006	70%		70%
2007+	70%		70%
Option ARM
Plateau CDR	2.8% - 6.4%	5.1%	3.1% - 8.4%	5.5%
Final CDR	0.1% - 0.3%	0.3%	0.2% - 0.4%	0.3%
Initial loss severity:
2005 and prior	60%		60%
2006	60%		60%
2007+	60%		70%
Subprime
Plateau CDR	4.4% - 7.5%	5.6%	2.6% - 7.4%	5.4%
Final CDR	0.2% - 0.4%	0.3%	0.1% - 0.4%	0.3%
Initial loss severity:
2005 and prior	60%		75%
2006	70%		75%
2007+	70%		75%

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary conditional prepayment rate (CPR) follows a similar pattern to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for December 31, 2019.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the initial CDR. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of December 31, 2020 and December 31, 2019.

Total expected loss to be paid on all first lien U.S. RMBS was $43 million and $52 million as of December 31, 2020 and December 31, 2019, respectively. The $24 million economic benefit in 2020 for first lien U.S. RMBS was primarily attributable to higher excess spread on certain transactions, partially offset by COVID-19 related forbearances and changes in discount rates. Certain transactions benefit from excess spread when they are supported by large portions of fixed rate assets (either originally fixed or modified to be fixed) but have insured floating rate debt linked to LIBOR, which decreased in 2020, and so increased excess spread. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of December 31, 2020 as it used as of December 31, 2019, increasing and decreasing the periods of stress from those used in the base case. LIBOR may be discontinued, and it is not yet clear how this will impact the calculation of the various interest rates in this portfolio referencing LIBOR. The economic development attributable to changes in discount rates was a loss of $4 million in 2020.

In the Company's most stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 15 months, expected loss to be paid would increase from current projections by approximately $28 million for all first lien U.S. RMBS transactions.

In the Company's least stressful scenario where the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced (including an initial ramp-down of the CDR over nine months), expected loss to be paid would decrease from current projections by approximately $33 million for all first lien U.S. RMBS transactions.

U.S. Second Lien RMBS Loss Projections

Second lien RMBS transactions include both home equity lines of credit (HELOC) and closed end second lien mortgages. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses or recoveries in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction, the CPR of the collateral, the interest rate environment, and assumptions about loss severity.

In second lien transactions, the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. The Company estimates the amount of loans that will default over the next six months by calculating current representative liquidation rates. As in the case of first lien transactions, second lien transactions have seen an increase in delinquencies because of COVID-19 related forbearances. The Company applies a 20% liquidation rate to such forborn loans, same as in first lien RMBS transactions.

Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau CDR period that follows the embedded plateau losses.

For the base case scenario, the CDR (the plateau CDR) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, representing six months of delinquent loan liquidations, followed by 28 months of decrease to the steady state CDR, the same as of December 31, 2019.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment. This causes the borrower's total monthly payment to increase, sometimes substantially, at the end of the initial interest-only period. In the prior periods, as the HELOC loans underlying the Company's insured HELOC transactions reached their principal amortization period, the Company incorporated an assumption that a percentage of loans reaching their principal amortization periods would default around the time of the payment increase.

    The HELOC loans underlying the Company's insured HELOC transactions are now past their original interest-only reset date, although a significant number of HELOC loans were modified to extend the original interest-only period for another five years. As a result, the Company does not apply a CDR increase when such loans reach their principal amortization period. In addition, based on the average performance history, the Company applies a CDR floor of 2.5% for the future steady state CDR on all its HELOC transactions.

When a second lien loan defaults, there is generally a low recovery. The Company assumed, as of December 31, 2020 and December 31, 2019, that it will generally recover 2% of future defaulting collateral at the time of charge-off, with additional amounts of post charge-off recoveries projected to come in over time. A second lien on the borrower’s home may be retained in the Company's second lien transactions after the loan is charged off and the loss applied to the transaction, particularly in cases where the holder of the first lien has not foreclosed. If the second lien is retained and the value of the home increases, the servicer may be able to use the second lien to increase recoveries, either by arranging for the borrower to resume payments or by realizing value upon the sale of the underlying real estate. The Company evaluates its assumptions quarterly based on actual recoveries of charged-off loans observed from period to period. In instances where the Company is able to obtain information on the lien status of charged-off loans, it assumes there will be a certain level of future recoveries of the balance of the charged-off loans where the second lien is still intact. The Company projects future recoveries on these charged-off loans at the rate shown in the table below. Such recoveries are assumed to be received evenly over the next five years. Increasing the recovery rate to 30% would result in an economic benefit of $35 million, while decreasing the recovery rate to 10% would result in an economic loss of $35 million.
The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the past year) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions (in the base case), which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is consistent with how the Company modeled the CPR as of December 31, 2019. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

In estimating expected losses, the Company modeled and probability weighted five scenarios, each with a different CDR curve applicable to the period preceding the return to the long-term steady state CDR. The Company believes that the level of the elevated CDR and the length of time it will persist and the ultimate prepayment rate are the primary drivers behind the amount of losses the collateral will likely suffer.

The Company continues to evaluate the assumptions affecting its modeling results. The Company believes the most important driver of its projected second lien RMBS losses is the performance of its HELOC transactions. Total expected loss to be paid for all second lien U.S. RMBS was $23 million as of December 31, 2020 and total expected recovery was $7 million as of December 31, 2019. The $13 million economic benefit in 2020 was primarily attributable to higher actual recoveries received for previously charged-off loans and improved performance in certain transactions, partially offset by COVID-19 related forbearances.

The following table shows the range as well as the average, weighted by net par outstanding, for key assumptions used in the calculation of expected loss to be paid (recovered) for individual transactions for vintage 2004 - 2008 HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
HELOCs

	As of December 31, 2020		As of December 31, 2019
	Range	Weighted Average	Range	Weighted Average
Plateau CDR	7.2% - 17.4%	13.0%	5.9% - 18.6%	8.6%
Final CDR trended down to	2.5% - 3.2%	2.5%	2.5% - 3.2%	2.5%
Liquidation rates:
Delinquent/Modified in the Previous 12 Months	20%		20%
30 - 59 Days Delinquent	30		30
60 - 89 Days Delinquent	40		45
90+ Days Delinquent	60		65
Bankruptcy	55		55
Foreclosure	55		55
Real Estate Owned	100		100
Loss severity (1)	98%		98%
Projected future recoveries on previously charged-off loans	20%		20%
___________________
(1)    Loss severities on future defaults.

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. In the Company's most stressful scenario, increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31-months (for a total stress period of 39 months) would increase the expected loss by approximately $5 million for HELOC transactions. On the other hand, in the Company's least stressful scenario, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $6 million for HELOC transactions.

Recovery Litigation

    In the ordinary course of its business, the Company is involved in litigation with third parties to recover insurance losses paid in prior periods or prevent or reduce losses in the future. The impact, if any, of these and other proceedings on the amount of recoveries the Company receives and losses it pays in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company's financial statements.

The Company has asserted claims in a number of legal proceedings in connection with its exposure to Puerto Rico. See Note 2, Outstanding Exposure, for a discussion of the Company's exposure to Puerto Rico and related recovery litigation being pursued by the Company.

4.    Contracts Accounted for as Insurance

Premiums

The portfolio of outstanding exposures discussed in Note 2, Outstanding Exposure and Note 3, Expected Loss to be Paid (Recovered), includes contracts that are accounted for as insurance contracts, derivatives, and consolidated FG VIEs. Amounts presented in this note relate only to contracts accounted for as insurance. See Note 8, Fair Value Measurement for information related to CDS and Note 7, Variable Interest Entities for amounts that are accounted for as consolidated FG VIEs.

Accounting Policies

Financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition is consistent whether contracts are written on a direct basis, assumed from another financial guarantor, ceded to another insurer, or acquired in a business combination.

Premiums receivable represent the present value of contractual or expected future premium collections discounted using risk free rates. Unearned premium reserve represents deferred premium revenue, less claim payments made (net of recoveries received) that have not yet been recognized in the statement of operations (contra-paid). The following discussion relates to the deferred premium revenue component of the unearned premium reserve, while the contra-paid is discussed below under "Financial Guaranty Insurance Losses."

The amount of deferred premium revenue at contract inception is determined as follows:

•For premiums received upfront on financial guaranty insurance contracts that were originally underwritten by the Company, deferred premium revenue is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•For premiums received in installments on financial guaranty insurance contracts that were originally underwritten by the Company, deferred premium revenue is the present value (discounted at risk free rates) of either (1) contractual premiums due or (2) in cases where the underlying collateral is composed of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets, prepayments must be contractually allowable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. Installment premiums typically relate to structured finance and infrastructure transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

•For financial guaranty insurance contracts subject to push down accounting, deferred premium revenue is equal to the fair value of the Company's stand-ready obligation portion of the insurance contract at the date of acquisition based on what a hypothetical similarly rated financial guaranty insurer would have charged for the contract at that date and not the actual cash flows under the insurance contract. The amount of deferred premium revenue may differ significantly from cash collections primarily due to fair value adjustments recorded in connection with a business combination.

    When the Company adjusts prepayment assumptions or expected premium collections for obligations backed by homogeneous pools of assets, an adjustment is recorded to the deferred premium revenue, with a corresponding adjustment to the premium receivable. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity.

The Company recognizes deferred premium revenue as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the deferred premium revenue is recorded. The amount of insurance protection provided is a function of the insured par amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured par amounts outstanding in the reporting period compared with the sum of each of the insured par amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished, and any nonrefundable deferred premium revenue related to that contract is accelerated and recognized as premium revenue. Effective January 1,2020, the Company periodically assesses the need for an allowance for credit loss on premiums receivables.

    Ceded unearned premium reserve is recorded as an asset. Direct, assumed and ceded earned premiums are presented together as net earned premiums in the statement of operations. See Note 5, Reinsurance, for a breakout of direct, assumed and ceded premiums. The components of net earned premiums are shown in the table below:

Net Earned Premiums

	Year Ended December 31,
	2020	2019
	(in millions)
Scheduled net earned premiums	$195	$182
Accelerations from refundings and terminations	65	67
Accretion of discount on net premiums receivable	11	10
Net earned premiums (1)	$271	$259
____________________
(1)    Excludes $4 million and $16 million for the years ended December 31, 2020 and 2019, respectively, related to consolidated FG VIEs.

Gross Premium Receivable
Roll Forward

	Year Ended December 31,
	2020	2019
	(in millions)
Beginning of year	$1,019	$698
Gross written premiums on new business	424	566
Gross premiums received	(397)	(268)
Adjustments:
Changes in the expected term	(7)	(8)
Accretion of discount	14	11
Foreign exchange gain (loss) on remeasurement	41	20
December 31, (1)	$1,094	$1,019
____________________
(1)    Excludes $3 million as of both December 31, 2020 and 2019, respectively, related to consolidated FG VIEs.

Approximately 93% of installment premiums as of both December 31, 2020 and December 31, 2019 are denominated in currencies other than the U.S. dollar, primarily the pound sterling and euro.

The timing and cumulative amount of actual collections may differ from those of expected collections in the table below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations, restructurings, changes in expected lives and new business.

Expected Collections of
Financial Guaranty Insurance Gross Premiums Receivable
(Undiscounted)

As of December 31, 2020
(in millions)
2021 (January 1 – March 31)	$32
2021 (April 1 – June 30)	32
2021 (July 1 – September 30)	25
2021 (October 1 – December 31)	18
Subtotal 2021	107
2022	93
2023	81
2024	73
2025	61
2026-2030	267
2031-2035	187
2036-2040	125
After 2040	317
Total (1)	$1,311
____________________
(1)    Excludes expected cash collections on consolidated FG VIEs of $3 million.

The timing and cumulative amount of actual net earned premiums may differ from those of expected net earned premiums in the table below due to factors such as accelerations, commutations, restructurings, changes in expected lives and new business.

Scheduled Financial Guaranty Insurance Net Earned Premiums

As of December 31, 2020
(in millions)
2021 (January 1 – March 31)	$46
2021 (April 1 – June 30)	46
2021 (July 1 – September 30)	46
2021 (October 1 – December 31)	45
Subtotal 2021	183
2022	170
2023	158
2024	147
2025	134
2026-2030	547
2031-2035	384
2036-2040	246
After 2040	367
Net deferred premium revenue(1)	2,336
Future accretion	175
Total future net earned premiums	$2,511
____________________
(1)    Excludes net earned premiums on consolidated FG VIEs of $39 million.

Selected Information for Financial Guaranty Insurance
Policies with Premiums Paid in Installments

	As of
	December 31, 2020	December 31, 2019
	(dollars in millions)
Premiums receivable	$1,094	$1,019
Gross deferred premium revenue	1,239	1,208
Weighted-average risk-free rate used to discount premiums	1.5%	1.6%
Weighted-average period of premiums receivable (in years)	13.6	14.4

Financial Guaranty Insurance Acquisition Costs

Accounting Policy

    Policy acquisition costs that are directly related and essential to successful insurance contract acquisition, as well as ceding commission income and expense on ceded reinsurance contracts, are deferred and reported net.

    Capitalized policy acquisition costs include the cost of underwriting personnel attributable to successful underwriting efforts. The Company conducts an annual time study, which requires the use of judgement, to estimate the amount of costs to be deferred.

    Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined commission rates, discounted consistent with premiums receivable for all future periods, and included in deferred acquisition costs (DAC), with a corresponding offset to net premiums receivable or reinsurance balances payable.

    DAC is amortized in proportion to net earned premiums. Amortization of deferred policy acquisition costs and ceding commissions includes the accretion of discount on ceding commission receivable and payable. When an insured obligation is retired early, the remaining related DAC is expensed at that time.

Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as overhead costs are charged to expense as incurred.

Rollforward of
Deferred Ceding Commissions,
Net of DAC (1)

	Year Ended December 31,
	2020	2019
	(in millions)
Beginning of year	$(67)	$(99)
Deferrals	(12)	23
Amortization (2)	8	9
December 31,	$(71)	$(67)
____________________
(1)    The balances are included in other liabilities in the consolidated balance sheets.
(2)     Included in other expenses in the consolidated statements of operations.

Financial Guaranty Insurance Losses

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts that are accounted for as insurance, all of which are financial guaranty insurance contracts. The corresponding reserve ceded to reinsurers is reported as reinsurance recoverable on unpaid losses and reported in other assets. As discussed in Note 8, Fair Value Measurement, contracts that meet the definition of a derivative, as well as assets and liabilities of consolidated FG VIEs’, are recorded separately at fair value. Any loss and LAE reserves related to consolidated FG VIEs are eliminated upon consolidation.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company's stand‑ready obligation. At contract inception, the entire stand-ready obligation is represented entirely by unearned premium reserve. A loss and LAE reserve for an insurance contract is recorded only to the extent, and for the amount, that expected loss to be paid plus contra-paid (“total losses”) exceed the deferred premium revenue, on a contract by contract basis. Unearned premium reserve is deferred premium revenue, less claim payments (net of recoveries received) that have not yet been recognized in the statement of operations (contra-paid). As a result, the Company has expected loss to be paid that has not yet been expensed. Such amounts will be recognized in future periods as deferred premium revenue amortizes into income.

When a claim or LAE payment is made on a contract, it first reduces any recorded loss and LAE reserve. To the extent there is no loss and LAE reserve on a contract, then such claim payment is recorded as “contra-paid,” which reduces the unearned premium reserve. The contra-paid is recognized in the line item “loss and LAE” in the consolidated statement of operations when and for the amount that total losses exceed the remaining deferred premium revenue on the insurance contract. Loss and LAE in the consolidated statement of operations is presented net of cessions to reinsurers.

Salvage and Subrogation Recoverable

When the Company becomes entitled to the cash flow from the underlying collateral of an insured exposure under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Such reduction in expected loss to be paid can result in one of the following:

•a reduction in the corresponding loss and LAE reserve with a benefit to the income statement,

•no effect on the consolidated balance sheet or statement of operations, if “total loss” is not in excess of deferred premium revenue, or

•the recording of a salvage asset with a benefit to the income statement if the transaction is in a net recovery position at the reporting date.

The ceded component of salvage and subrogation recoverable is recorded in the line item other liabilities.

Expected Loss to be Expensed

    Expected loss to be expensed represents past or expected future net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as deferred premium revenue amortizes into income on financial guaranty insurance policies. Expected loss to be expensed is the Company's projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Insurance Contracts' Loss Information

    Loss reserves, are discounted at risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.00% to 1.72% with a weighted average of 0.69% as of December 31, 2020 and 0.00% to 2.45% with a weighted average of 1.91% as of December 31, 2019.

The following table provides information on net reserve (salvage), which includes loss and LAE reserves and salvage and subrogation recoverable, both net of reinsurance.

Net Reserve (Salvage)

	As of
	December 31, 2020	December 31, 2019
	(in millions)
Public finance:
U.S. public finance	$(33)	$120
Non-U.S. public finance	9	3
Public finance	(24)	123
Structured finance:
U.S. RMBS (1)	(41)	(63)
Other structured finance	7	8
Structured finance	(34)	(55)
Total	$(58)	$68
____________________
(1)    Excludes net reserves of $35 million as of both December 31, 2020 and December 31, 2019, related to consolidated FG VIEs.

Components of Net Reserves (Salvage)

	As of
	December 31, 2020	December 31, 2019
	(in millions)
Loss and LAE reserve	$545	$631
Reinsurance recoverable on unpaid losses	(154)	(200)
Loss and LAE reserve, net	391	431
Salvage and subrogation recoverable	(637)	(488)
Salvage and subrogation reinsurance payable (1)	188	125
Salvage and subrogation recoverable, net	(449)	(363)
Net reserves (salvage)	$(58)	$68
____________________
(1)    Recorded as a component of reinsurance balances payable, net in the consolidated balance sheets.

The table below provides a reconciliation of net expected loss to be paid (recovered) for financial guaranty insurance contracts to net expected loss to be expensed. Expected loss to be paid (recovered) for financial guaranty insurance contracts differs from expected loss to be expensed due to: (i) the contra-paid which represents the claim payments made and recoveries received that have not yet been recognized in the statement of operations, (ii) salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid

(and therefore recognized in income but not yet received), and (iii) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid (Recovered) and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2020
(in millions)
Net expected loss to be paid (recovered) - financial guaranty insurance	34
Contra-paid, net	13
Salvage and subrogation recoverable, net and other recoverable	449
Loss and LAE reserve financial guaranty insurance contracts, net of reinsurance	(391)
Net expected loss to be expensed (present value) (1)	$105
____________________
(1)    Excludes $28 million as of December 31, 2020, related to consolidated FG VIEs.

    The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates. This table excludes amounts related to FG VIEs, which are eliminated in consolidation.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2020
(in millions)
2021 (January 1 – March 31)	$3
2021 (April 1 – June 30)	3
2021 (July 1 – September 30)	3
2021 (October 1 – December 31)	3
Subtotal 2021	12
2022	10
2023	9
2024	11
2025	11
2026-2030	31
2031-2035	15
2036-2040	4
After 2040	2
Net expected loss to be expensed	105
Future accretion	2
Total expected future loss and LAE	$107

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	Loss (Benefit)
	Year Ended December 31,
	2020	2019
	(in millions)
Public finance:
U.S. public finance	$6	$96
Non-U.S. public finance	4	(6)
Public finance	10	90
Structured finance:
U.S. RMBS (1)	(30)	(108)
Other structured finance	1	1
Structured finance	(29)	(107)
Loss and LAE	$(19)	$(17)
____________________
(1)    Excludes a loss of $6 million and a benefit of $16 million for the years ended December 31, 2020 and December 31, 2019, respectively, related to consolidated FG VIEs.

    The following tables provide information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2020

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks (1)	76	(63)	2	(1)	41	(39)	119	—	119
Remaining weighted-average period (in years)	7.4	7.7	8.0	2.0	8.4	8.8	7.9	—	7.9
Outstanding exposure:
Par	$2,345	$(576)	$42	$—	$3,418	$(848)	$4,381	$—	$4,381
Interest	939	(238)	24	—	1,356	(365)	1,716	—	1,716
Total(2)	$3,284	$(814)	$66	$—	$4,774	$(1,213)	$6,097	$—	$6,097
Expected cash outflows (inflows)	$135	$(13)	$4	$—	$2,742	$(695)	$2,173	$(224)	$1,949
Potential recoveries(3)	(361)	45	—	—	(2,446)	693	(2,069)	156	(1,913)
Subtotal	(226)	32	4	—	296	(2)	104	(68)	36
Discount	17	(1)	—	—	(13)	(13)	(10)	8	(2)
Present value of expected cash flows	$(209)	$31	$4	$—	$283	$(15)	$94	$(60)	$34
Deferred premium revenue	$93	$(7)	$1	$—	$145	$(18)	$214	$(40)	$174
Reserves (salvage)	$(235)	$34	$3	$—	$175	$—	$(23)	$(35)	$(58)

Financial Guaranty Insurance
BIG Transaction Loss Summary
As of December 31, 2019

	BIG Categories
	BIG 1		BIG 2		BIG 3		Total BIG, Net	Effect of Consolidating VIEs	Total
	Gross	Ceded	Gross	Ceded	Gross	Ceded
	(dollars in millions)
Number of risks(1)	68	(55)	3	(1)	42	(40)	113	—	113
Remaining weighted-average period (in years)	7.9	7.8	8.8	9.8	8.9	9.2	8.4	—	8.4
Outstanding exposure:
Par	$2,226	$(554)	$84	$(1)	$3,631	$(1,000)	$4,386	$—	$4,386
Interest	958	(233)	46	—	1,552	(457)	1,866	—	1,866
Total(2)	$3,184	$(787)	$130	$(1)	$5,183	$(1,457)	$6,252	$—	$6,252
Expected cash outflows (inflows)	$99	$(13)	$9	$—	$2,490	$(754)	$1,831	$(228)	$1,603
Potential recoveries (3)	(352)	42	(4)	—	(1,967)	664	(1,617)	157	(1,460)
Subtotal	(253)	29	5	—	523	(90)	214	(71)	143
Discount	37	(3)	(1)	—	(4)	(28)	1	14	15
Present value of expected cash flows	$(216)	$26	$4	$—	$519	$(118)	$215	$(57)	$158
Deferred premium revenue	$118	$(9)	$11	$(1)	$155	$(21)	$253	$(44)	$209
Reserves (salvage)	$(237)	$29	$2	$—	$413	$(104)	$103	$(35)	$68
____________________
(1)    A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments. The ceded number of risks represents the number of risks for which the Company ceded a portion of its exposure.
(2)    Includes amounts related to FG VIEs.
(3)    Represents expected inflows for future payments by obligors pursuant to restructuring agreements, settlements or litigation judgments, excess spread on any underlying collateral and other estimated recoveries. Potential recoveries also include recoveries on certain investment grade credits, related mainly to exposures that were previously BIG and for which claims have been paid in the past.

Ratings Impact on Financial Guaranty Business

    A downgrade of the Company may result in increased claims under financial guaranties issued by the Company, if counterparties exercise contractual rights triggered by the downgrade against insured obligors, and the insured obligors are unable to pay.

    For example, AGM has issued financial guaranty insurance policies in respect of the obligations of municipal obligors under interest rate swaps. AGM insures periodic payments owed by the municipal obligors to the bank counterparties. In such cases, AGM would be required to pay the termination payment owed by the municipal obligor, in an amount not to exceed the policy limit set forth in the financial guaranty insurance policy, if (i) AGM has been downgraded below the rating trigger set forth in a swap under which it has insured the termination payment, which rating trigger varies on a transaction by transaction basis; (ii) the municipal obligor has the right to cure by, but has failed in, posting collateral, replacing AGM or otherwise curing the downgrade of AGM; (iii) the transaction documents include as a condition that an event of default or termination event with respect to the municipal obligor has occurred, such as the rating of the municipal obligor being downgraded below the rating trigger set forth in such swap (which rating trigger varies on a transaction by transaction basis), and such condition has been met; (iv) the bank counterparty has elected to terminate the swap; (v) a termination payment is payable by the municipal obligor; and (vi) the municipal obligor has failed to make the termination payment payable by it. Conversely, no termination payment would be owed in such cases if the transaction documents include as a condition that an underlying event of default or termination event with respect to the municipal obligor has occurred, such as the rating of the municipal obligor being downgraded below a specified rating trigger, and such condition has not been met. Taking into consideration whether the rating of the municipal obligor is below any applicable specified trigger, if the financial strength ratings of AGM were downgraded below "A-" by S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC (S&P) or below "A3" by Moody's Investors Service, Inc. (Moody's), and the conditions giving rise to the obligation of AGM to make a payment under the swap policies were all satisfied, then AGM could pay claims in an amount not exceeding approximately $36 million in respect of such termination payments.

As another example, with respect to variable rate demand obligations (VRDOs) for which a bank has agreed to provide a liquidity facility, a downgrade of AGM may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00% - 3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGM under its financial guaranty policy. As of December 31, 2020, the Company had insured approximately $1.7 billion net par of VRDOs, of which approximately $3 million of net par constituted VRDOs issued by municipal obligors rated BBB- or lower pursuant to the Company’s internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

    In addition, AGM may be required to pay claims in respect of AGMH’s former financial products business if Dexia SA and its affiliates, from which Assured Guaranty had purchased AGMH and its subsidiaries, do not comply with their obligations following a downgrade of the financial strength rating of AGM. A downgrade of the financial strength rating of AGM could trigger a payment obligation of AGM in respect to AGMH's former guaranteed investment contracts (GIC) business. Most GICs insured by AGM allow for the termination of the GIC contract and a withdrawal of GIC funds at the option of the GIC holder in the event of a downgrade of AGM below a specified threshold, generally below "A-" by S&P or "A3" by Moody's. AGMH's former subsidiary FSA Asset Management LLC is expected to have sufficient eligible and liquid assets to satisfy any expected withdrawal and collateral posting obligations resulting from future rating actions affecting AGM.

5.    Reinsurance

The Company assumes a portion of an insured risk (Assumed Business) and may cede portions of exposure it has insured (Ceded Business) in exchange for premiums, net of any ceding commissions. The Company historically entered into ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

Accounting Policy

For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract (except for those eliminated as FG VIEs). For any assumed or ceded financial guaranty insurance premiums and losses, the accounting models described in Note 4, Contracts Accounted for as Insurance, are followed. For any ceded credit derivative contracts, the accounting model in Note 8, Fair Value Measurement, is followed.

Ceded and Assumed Business

The Company has Ceded Business to affiliated and non-affiliated companies to limit its exposure to risk. The Company remains primarily liable for all risks it directly underwrites and is required to pay all gross claims. It then seeks reimbursement from the reinsurer for its proportionate share of claims. The Company may be exposed to risk for this exposure if it were required to pay the gross claims and not be able to collect ceded claims from an assuming company experiencing financial distress. The Company's ceded contracts generally allow the Company to recapture ceded financial guaranty business after certain triggering events, such as reinsurer downgrades.

    The Company, through MAC, has Assumed Business from its affiliate, AGC. The Company may be exposed to risk in this portfolio in that the Company may be required to pay losses without a corresponding premium in circumstances where AGC is experiencing financial distress and is unable to pay premiums. The Company's agreement with AGC is generally subject to termination at the option of AGC if the Company fails to meet certain financial and regulatory criteria or to maintain a specified minimum financial strength rating. Upon termination due to one of the foregoing events, the Company may be required to return to AGC unearned premiums (net of any ceding commission) and loss reserves calculated on a statutory basis of accounting, attributable to the reinsurance assumed, after which the Company would be released from liability with respect to its Assumed Business from AGC. In addition, in lieu of termination due to one of the aforementioned events, the Company may be obligated to increase the level of ceding commission paid. See Note 1, Business and Basis of Presentation, for a description of the merger of MAC with and into AGM, with AGM as the surviving company, expected to be effective April 1, 2021, and which is expected to include the reassumption by AGC of its remaining cessions to MAC. Upon the completion of this transaction, the Company will no longer have any Assumed Business from AGC.

Effect of Reinsurance

    The following table presents the components of premiums and losses reported in the consolidated statements of operations and the contribution of the Company's Assumed and Ceded Businesses. See Note 12, Related Party Transactions, for balances with affiliates.

Effect of Reinsurance on Statement of Operations

	Year Ended December 31,
	2020	2019
	(in millions)
Premiums Written:
Direct	$417	$558
Ceded (1)	(119)	36
Net	$298	$594
Premiums Earned:
Direct	$338	$311
Assumed	7	21
Ceded	(74)	(73)
Net	$271	$259
Loss and LAE:
Direct	$(12)	$48
Ceded	(7)	(65)
Net	$(19)	$(17)
 ____________________
(1)    Positive ceded premiums written were due to commutations and changes in expected debt service schedules.

Ceded Reinsurance (1)

	As of December 31, 2020		As of December 31, 2019
	Affiliated Reinsurers	Non-Affiliated Reinsurers	Affiliated Reinsurers	Non-Affiliated Reinsurers
	(in millions)
Ceded premium payable, net of commissions	$157	$4	$127	$6
Ceded expected loss to be recovered (paid)	7	(23)	81	11
Ceded unearned premium reserve	651	7	606	13
Ceded par outstanding (2)	52,383	388	51,755	774
____________________
(1)    The total collateral posted by all affiliated and non-affiliated reinsurers required to post, or that had agreed to post, collateral as of December 31, 2020 and December 31, 2019 was approximately $857 million and $933 million, respectively. The collateral excludes amounts posted by AGM for the benefit of AGUK and AGE.
(2)    Of the total par ceded to BIG rated reinsurers, $74 million and $224 million is rated BIG as of December 31, 2020 and December 31, 2019, respectively. Of the total ceded par to affiliates, $1,351 million and $1,331 million is rated BIG as of December 31, 2020 and December 31, 2019, respectively.

    In accordance with U.S. statutory accounting requirements and U.S. insurance laws and regulations, in order for the Company to receive credit for liabilities ceded to reinsurers domiciled outside of the U.S., such reinsurers must secure their liabilities to the Company. These reinsurers are required to post collateral for the benefit of the Company in an amount at least equal to the sum of their ceded unearned premium reserve, loss reserves and contingency reserves all calculated on a statutory basis of accounting. In addition, certain authorized reinsurers post collateral on terms negotiated with the Company.

Commutations

In 2020, the Company (1) reassumed a previously ceded portfolio of insured business from its largest remaining legacy third party financial guaranty reinsurer, which included $118 million in net par of Puerto Rico exposures at the time of the commutation, and (2) reassumed certain policies from an affiliate, which it then ceded under a new agreement. In 2019, AGM reassumed previously ceded business from affiliated and non-affiliated companies resulting in a $10 million commutation gain, of which $9 million was related to a commutation with its affiliate, Assured Guaranty Re Ltd. (AG Re). The table below shows the net effect of these transactions.

Commutations of Ceded Reinsurance Contracts

	Year Ended December 31,
	2020	2019
	(in millions)
Increase in net unearned premium reserve	$6	$136
Increase in net par outstanding	335	6,509
Commutation gains (losses)	37	10

6.    Investments and Cash

Accounting Policy

Fixed-maturity debt securities are classified as available-for-sale and are measured at fair value. Loss mitigation securities are accounted for excluding the effects of the Company’s insurance. The Company also holds other fixed-maturities that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of the financial guaranties (other risk management assets). Unrealized gains and losses that are not associated with credit related factors are reported as a component of accumulated other comprehensive income (AOCI), net of deferred income taxes, in shareholders’ equity. Available-for-sale fixed-maturity securities are recorded on a trade-date basis.

Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in certain money market funds.

The surplus note issued by AGC to AGM is classified as held-to-maturity and carried at amortized cost. See Note 12, Related Party Transactions for more information.

    Other invested assets primarily consist of equity method investments, including the Company's investments in AssuredIM Funds. The Company records equity in earnings of AssuredIM Funds as the change in net asset value (NAV). Where financial information of investees are not received on a timely basis, such results are reported on a lag.

Cash consists of cash on hand and demand deposits.

Net investment income primarily includes the income earned on fixed-maturity securities and short-term investments, including amortization of premiums and accretion of discounts. For mortgage backed securities and any other securities, other than loss mitigation securities, for which there is prepayment risk, prepayment assumptions are evaluated quarterly and revised as necessary. Any necessary adjustments due to changes in effective yields and maturities are recognized in net investment income using the retrospective method.

Realized gains and losses of investments are determined using the specific identification method, and include gains and losses generated from sales of investments, reductions to amortized cost of available-for-sale investments that have been written down due to the Company’s intent to sell them or it being more likely than not that the Company will be required to sell them, and the change in allowance for credit losses (including accretion) for periods after January 1, 2020 or other than temporary impairments for periods prior to January 1, 2020.

For all securities that were originally purchased with credit deterioration, accrued interest is not separately presented, but rather is a component of the amortized cost of the instrument. For all other available-for-sale securities, a separate amount for accrued interest is reported in other assets.

Adoption of Credit Loss Standard on January 1, 2020

On January 1, 2020, the Company adopted ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. On the date of adoption, there was no change to the carrying value of the available-for-sale investment portfolio, other than a gross-up of amortized cost and the recording of an offsetting allowance for credit losses for securities to which the Company applied the model for purchased financial assets with credit deterioration (PCD) accounting model.

On January 1, 2020, the Company applied the PCD accounting model to purchased credit impaired securities that were not in an unrealized gain position as of December 31, 2019. The fair value of these PCD securities was $206 million and their amortized cost was $222 million as of December 31, 2019. The Company determined the allowance for credit loss for such PCD securities was $44 million on January 1, 2020. The recording of the allowance for these PCD securities on January 1, 2020 had no effect on the consolidated statement of operations or any component of shareholders’ equity.

Subsequent to the Adoption of the Credit Losses Standard on January 1, 2020

An allowance for credit loss is not established upon initial recognition of an available-for-sale debt security (except for PCD securities, as discussed below). Subsequently to the extent that the fair value of a security is less than its amortized cost basis (and the Company does not intend to sell the security, and it is not more-likely-than-not that the Company will be required to, sell the security) the Company will use certain factors (including those listed below) to determine whether the decline in fair value is due to any credit-related factors:

•the extent to which fair value is less than amortized cost,

•credit ratings

•any adverse conditions specifically related to the security, industry, and/or geographic area,

•changes in the financial condition of the issuer, or underlying loan obligors,

•general economic and political factors.

•remaining payment terms of the security,

•prepayment speeds,

•expected defaults and

•the value of any embedded credit enhancements.

If, based on an assessment of these and other relevant factors, the Company determines that a credit loss may exist, it then performs a discounted cash flow analysis to determine its best estimate of such allowance for credit loss. The allowance for credit loss is limited to the excess of amortized cost over fair value and may be reduced in subsequent reporting periods if the expected cash flows of the security improve. Any factors contributing to the decline in fair value that are not credit-related are captured in AOCI in shareholders' equity.

When amounts are deemed uncollectible, the Company writes down the amortized cost (write-off) and reduces the allowance for credit loss. Amounts that have been written off may not be reversed through the allowance for credit loss, and any subsequent recovery of such amounts is only recognized in realized gains and losses when received.

PCD securities are defined as financial assets that, as of the date of acquisition, have experienced a more-than-insignificant deterioration in credit quality since origination, as determined by an acquirer’s assessment. An initial allowance for credit loss is recognized on the date of acquisition of PCD securities. The amortized cost of PCD securities on the date of acquisition is equal to the purchase price plus the allowance for credit loss, but no credit loss expense is recognized in the statement of operations on the date of acquisition. After the date of acquisition, deterioration (or improvement) in credit will result in an increase (or decrease) to the allowance and an offsetting credit loss expense (or benefit). To measure this, the Company will perform another discounted cash flow analysis. For PCD securities that are also beneficial interests, favorable or adverse changes in expected cash flows are recognized as a decrease (or increase) to the allowance for credit losses. Those changes in expected cash flows that are not captured through the allowance are reflected as a prospective adjustment of the security’s yield within net investment income.

The Company has elected to not measure credit losses on its accrued interest receivable and instead writes off accrued interest at the earliest to occur of (i) the date it is deemed uncollectible or (ii) when it is six months past due. All write-offs of accrued interest are recorded as a reduction to net investment income in the statement of operations.

For securities the Company intends to sell and securities for which it is more-likely-than-not that the Company will be required to sell the security before recovery of its amortized cost, the Company writes off any existing allowance for credit loss, and writes down the amortized cost basis of the instrument to fair value with an offset to realized gain (loss) in the statement of operations.

The length of time an instrument has been impaired or the effect of changes in foreign exchange rates are not considered in the Company’s assessment of credit loss. The assessment of whether a credit loss exists is performed each quarter.

Prior to the Adoption of the Credit Losses Standard on January 1, 2020

Changes in fair value for other-than-temporarily-impaired securities were bifurcated between credit losses and non-credit changes in fair value. The credit loss on other-than-temporarily-impaired securities were recorded in realized gains and losses.

The Company had a formal review process to determine other-than-temporary impairment (OTTI) for securities in its investment portfolio where there was no intent to sell and it was not more-likely-than-not that it would have been required to sell the security before recovery. Factors considered when assessing impairment included:

•a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

•a decline in the market value of a security for a continuous period of 12 months;

•recent credit downgrades of the applicable security or the issuer by rating agencies;

•the financial condition of the applicable issuer;

•whether loss of investment principal is anticipated;

•the impact of foreign exchange rates; and

•whether scheduled interest payments are past due.

The Company assessed the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the security was in an unrealized loss position and its net present value was less than the amortized cost of the investment, an OTTI was recorded. The net present value was calculated by discounting the Company's estimate of projected future cash flows at the effective interest rate implicit in the debt security at the time of purchase. The Company's estimates of projected future cash flows were driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company developed these estimates using information based on historical experience, credit analysis and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other relevant data. For mortgage backed and asset backed securities, cash flow estimates also included prepayment and other assumptions regarding the underlying collateral such as default rates, recoveries and changes in value. In addition to the factors noted above, the Company also sought advice from its outside investment managers.

The assumptions used in these projections required the use of significant management judgment. If management's assessment changed in the future, the Company may have ultimately recorded a loss after having originally concluded that the decline in value was temporary.

For securities in an unrealized loss position where the Company had the intent to sell or it is more-likely-than-not that it would be required to sell the security before recovery, the entire impairment loss (i.e., the difference between the security's fair value and its amortized cost) was recorded in the consolidated statements of operations. Credit losses reduced the amortized cost of impaired securities. The amortized cost basis was adjusted for accretion and amortization (using the effective interest method) with a corresponding entry recorded in net investment income.

Investment Portfolio

    The investment portfolio tables shown below include assets managed both externally and internally. As of December 31, 2020, the majority of the investment portfolio is managed by three outside managers and AssuredIM. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. The managed portfolio must maintain a minimum average rating of A+/A1/A+ by S&P, Moody's or Fitch Ratings, respectively.

The internally managed portfolio primarily consists of the Company's investments in (i) securities acquired for loss mitigation purposes or other risk management purposes, (ii) securities managed under an Investment Management Agreement (IMA) with AGM's affiliate, AssuredIM, and (iii) other invested assets which primarily consist of alternative investments such as equity method investments in AssuredIM Funds.

In 2020, the U.S. Insurance Subsidiaries entered into an IMA with AssuredIM for the management of a portfolio of municipal obligations and a portfolio of CLOs. As of December 31, 2020, AGM had allocated $150 million to municipal obligation strategies and $275 million to CLO strategies under the IMA.

Investment Portfolio
Carrying Value

	As of December 31,
	2020	2019
	(in millions)
Fixed-maturity securities (1):
Externally managed	$4,100	$4,345
Internally managed:
AssuredIM	423	—
Loss mitigation and other securities (2)	443	407
Short-term investments	424	736
AGC surplus note	300	300
Other invested assets (internally managed):
Equity method investments-AssuredIM Funds	345	77
Equity method investments-other	93	91
Other	4	5
Total	6,132	5,961
____________________
(1)    As of December 31, 2020 and December 31, 2019, 6.1% and 7.4%, respectively, of fixed-maturity securities were rated BIG, primarily loss mitigation and other risk management securities.
(2)    Includes other fixed-maturities that were obtained or purchased as part of negotiated settlements with insured counterparties or under the terms of the financial guaranties (other risk management securities).

The U.S. Insurance Subsidiaries, through their jointly owned investment subsidiary AGAS, have authorized investments in AssuredIM Funds of up to $750 million, of which $487.5 million was authorized by AGM and MAC. AGAS was capitalized with $500 million of cash on October 18, 2019, of which $275 million, $175 million and $50 million was contributed by AGM, AGC and MAC, respectively, in proportion to their ownership of 55%, 35% and 10%. An additional $250 million aggregate contribution ($137.5 million from AGM, $87.5 million from AGC and $25 million from MAC) from the U.S. Insurance Subsidiaries to AGAS was non-disapproved by the New York State Department of Financial Services (the NYDFS) and the Maryland Insurance Administration on November 30, 2020 and December 14, 2020, respectively. As of March 11, 2021, such additional amounts had not been contributed to AGAS. As of December 31, 2020, AGAS had committed $493 million to AssuredIM Funds, including healthcare private equity funds, a municipal bond fund, an asset-backed strategies fund and CLO warehouse funds. As of December 31, 2020, AGAS' unfunded commitment to AssuredIM Funds was $177 million.

Other invested assets include an investment in a renewable and clean energy energy and a private equity fund. The Company agreed to purchase up to $125 million of limited partnership interests in these and other similar investments, of which $104 million was not yet funded as of December 31, 2020.

Accrued investment income was $46 million and $46 million as of December 31, 2020 and December 31, 2019, respectively. In 2020 and 2019, the Company did not write off any accrued investment income.

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2020

Security Type	Percent of Total (1)	Amortized Cost	Allowance for Credit Losses	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Pre-tax Gain (Loss) on Securities with Credit Loss	Weighted Average Credit Rating (2)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	40%	$2,058	$—	$180	$—	$2,238	$—	AA-
U.S. government securities	2	78	—	4	(1)	81	—	AA+
Corporate securities	28	1,454	(42)	113	(21)	1,504	(16)	A
Mortgage-backed securities (3):
RMBS	6	316	(18)	10	(20)	288	(19)	BB+
Commercial mortgage-backed securities (CMBS)	3	177	—	12	—	189	—	AAA
Asset-backed securities (4)	10	490	—	4	(1)	493	—	A+
Non-U.S. government securities	3	167	—	10	(4)	173	—	AA-
Total fixed-maturity securities	92	4,740	(60)	333	(47)	4,966	(35)	A+
Short-term investments	8	424	—	—	—	424	—	AAA
Total	100%	$5,164	$(60)	$333	$(47)	$5,390	$(35)	A+

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2019

Security Type	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI Pre-tax Gain (Loss) on Securities with OTTI	Weighted Average Credit Rating (2)
	(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	43%	$2,250	$152	$—	$2,402	$10	AA-
U.S. government securities	1	38	3	—	41	—	AA+
Corporate securities	23	1,189	56	(19)	1,226	(9)	A+
Mortgage-backed securities (3):
RMBS	7	390	19	(6)	403	5	BBB-
CMBS	4	202	7	—	209	—	AAA
Asset-backed securities (4)	4	239	2	(1)	240	—	AA-
Non-U.S. government securities	4	229	7	(5)	231	4	AA
Total fixed-maturity securities	86	4,537	246	(31)	4,752	10	A+
Short-term investments	14	736	—	—	736	—	AAA
Total	100%	$5,273	$246	$(31)	$5,488	$10	AA-
____________________
(1)    Based on amortized cost.
(2)    Ratings represent the lower of the Moody's and S&P classifications, except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company's portfolio primarily consists of high-quality, liquid instruments.
(3)    U.S. government-agency obligations were approximately 10% of mortgage backed securities as of December 31, 2020 and 19% as of December 31, 2019 based on fair value.
(4)    Includes CLOs with amortized cost of $435 million and $177 million as of December 31, 2020 and December 31, 2019, respectively, and the fair value of $435 million and $177 million as of December 31, 2020 and December 31, 2019, respectively.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
For Which an Allowance for Credit Loss was Not Recorded
As of December 31, 2020

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
U.S. government securities	$20	$(1)	$—	$—	$20	$(1)
Corporate securities	46	—	45	(5)	91	(5)
Mortgage-backed securities:
RMBS	15	(1)	—	—	15	(1)
Asset-backed securities	205	—	64	(1)	269	(1)
Non-U.S. government securities	—	—	38	(4)	38	(4)
Total	$286	$(2)	$147	$(10)	$433	$(12)
Number of securities		68		35		103

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2019

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$20	$—	$2	$—	$22	$—
U.S. government securities	3	—	4	—	7	—
Corporate securities	19	—	111	(19)	130	(19)
Mortgage-backed securities:
RMBS	8	—	60	(6)	68	(6)
CMBS	3	—	—	—	3	—
Asset-backed securities	16	—	112	(1)	128	(1)
Non-U.S. government securities	—	—	56	(5)	56	(5)
Total	$69	$—	$345	$(31)	$414	$(31)
Number of securities		27		78		105
Number of securities with OTTI		1		4		5

The Company considered the credit quality, cash flows, interest rate movements, ability to hold a security to recovery and intent to sell a security in determining whether a security had a credit loss. The Company has determined that the unrealized losses recorded as of December 31, 2020 , and December 31, 2019 were not related to credit quality. In addition, the Company currently does not intend to and is not required to sell investments in an unrealized loss position prior to expected recovery in value. Of the securities in an unrealized loss position for which an allowance for credit loss was not recorded, 10 securities had unrealized losses in excess of 10% of their carrying value as of December 31, 2020. The total unrealized loss for these securities was $8 million as of December 31, 2020. Of the securities in an unrealized loss position for 12 months or more as of December 31, 2019, 17 securities had unrealized losses greater than 10% of book value. The total unrealized loss for these securities was $25 million as of December 31, 2019.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2020 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed-Maturity Securities
by Contractual Maturity
As of December 31, 2020

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$292	$298
Due after one year through five years	1,043	1,120
Due after five years through 10 years	1,082	1,104
Due after 10 years	1,830	1,967
Mortgage-backed securities:
RMBS	316	288
CMBS	177	189
Total	$4,740	$4,966

Based on fair value, investments and other assets that are either held in trust for the benefit of third party ceding insurers in accordance with statutory requirements, placed on deposit to fulfill state licensing requirements, or otherwise pledged or restricted totaled $11 million and $10 million, as of December 31, 2020 and December 31, 2019, respectively. In addition, the total collateral required to be funded into a reinsurance trust account by AGM for the benefit of AGUK and AGE was approximately $401 million as of December 31, 2020 based on fair value. As of December 31, 2019 the total collateral required to be funded into a reinsurance trust account by AGM for the benefit of AGUK was approximately $283 million based on fair value.

There were no investments that were non-income producing for the year ended December 31, 2020. No material investments of the Company were non-income producing for the year ended December 31, 2019.

The Company’s investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories.

The following tables present the fair value of the Company’s available-for-sale portfolio of obligations of state and political subdivisions as of December 31, 2020 and December 31, 2019 by state.

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2020 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Total Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
New York	$—	$21	$223	$244	$226	AA
Texas	5	44	160	209	191	AA
California	17	45	130	192	174	AA-
Florida	2	—	165	167	156	A+
Washington	23	26	93	142	131	AA
Illinois	4	37	92	133	122	A+
Massachusetts	43	—	71	114	99	AA
Pennsylvania	18	6	57	81	73	A+
Georgia	8	7	48	63	58	AA-
Michigan	—	4	56	60	56	AA-
All others	20	70	399	489	449	A+
Total	$140	$260	$1,494	$1,894	$1,735	AA-

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2019 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Total Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
New York	$2	$20	$215	$237	$224	AA
Texas	8	48	172	228	213	AA
California	16	34	146	196	181	AA-
Florida	8	—	164	172	162	AA-
Washington	24	29	117	170	161	AA
Illinois	4	47	92	143	133	A+
Massachusetts	40	—	89	129	118	AA
Georgia	8	7	78	93	86	AA-
Pennsylvania	19	5	63	87	81	A+
Michigan	—	3	54	57	54	AA-
All others	21	82	474	577	538	A+
Total	$150	$275	$1,664	$2,089	$1,951	AA-
____________________
(1)    Excludes $344 million and $313 million as of December 31, 2020 and 2019, respectively, of pre-refunded bonds, at fair value. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

The revenue bond portfolio primarily consists of essential service revenue bonds issued by transportation authorities and other utilities, water and sewer authorities and universities.

Revenue Bonds
Sources of Funds

	As of December 31, 2020		As of December 31, 2019
Type	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(in millions)
Transportation	$459	$424	$483	$453
Tax backed	247	228	241	225
Water and sewer	237	217	280	262
Higher education	227	206	310	290
Municipal utilities	142	128	164	147
Healthcare	104	95	125	117
All others	78	73	61	58
Total	$1,494	$1,371	$1,664	$1,552

Net Investment Income

    Net investment income is a function of the yield that the Company earns on, fixed-maturity securities and short-term investments, and the size of such portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the securities in this portfolio.

Net Investment Income

	Year Ended December 31,
	2020	2019
	(in millions)
Interest income
Externally managed	$118	$141
Internally managed:
AssuredIM (1)	6	—
Loss mitigation and other securities	31	43
Interest income on surplus note and loans from affiliate	16	12
Gross investment income	171	196
Investment expenses	(4)	(5)
Net investment income	$167	$191
____________________
(1) Represents interest income on a portfolio of CLOs and municipal bonds managed under an IMA by AssuredIM.

Equity in Earnings of Investees

Equity in Earnings of Investees

	Year Ended December 31,
	2020	2019
	(in millions)
AssuredIM Funds	$42	$(2)
Other	17	4
Total equity in earnings of investees	$59	$2

Dividends received from equity method investments were $10 million and $5 million for the years ended December 31, 2020 and 2019, respectively.

Realized Investment Gains (Losses)

    The table below presents the components of net realized investment gains (losses).

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2020	2019
	(in millions)
Gross realized gains on available-for-sale securities	$29	$43
Gross realized losses on available-for-sale securities	(7)	(3)
Net realized gains (losses) on other invested assets	1	(1)
Credit impairments (1)	(16)	(34)
Net realized investment gains (losses) (2)	$7	$5
____________________
(1)Credit impairment in 2020 was related primarily to an increase in the allowance for credit loss on loss mitigation securities. Shut-downs due to COVID-19 pandemic restrictions contributed to the increase in the allowance for credit losses in 2020. Credit impairment in 2019 was primarily attributable to foreign exchange losses and loss mitigation securities.
(2)Includes foreign currency gains (losses) of $6 million and $(15) million for 2020 and 2019, respectively.

The following table presents the roll forward of the credit losses on fixed-maturity securities for which the Company has recognized an allowance for credit losses in 2020 or an OTTI in 2019 and for which unrealized loss was recognized in AOCI.

Roll Forward of Credit Losses
in the Investment Portfolio

	Year Ended December 31,
	2020	2019
	Allowance for Credit Losses	OTTI
	(in millions)
Balance, beginning of period	$—	$169
Effect of adoption of accounting guidance on credit losses on January 1, 2020	44	—
Additions for credit losses on securities for which credit impairments were not previously recognized	1	—
Additions (reductions) for credit losses on securities for which credit impairments were previously recognized	15	15
Balance, end of period	$60	$184

The Company recorded an additional $16 million in credit loss expense for the year ended December 31, 2020. Credit loss expense included accretion of $4 million in 2020. The Company did not purchase any PCD securities during the year ended December 31, 2020. All of the Company’s PCD securities are loss mitigation or other risk management securities.

7.    Variable Interest Entities

Accounting Policy

The Company evaluates whether it is the primary beneficiary of its VIEs. If the Company concludes that it is the primary beneficiary, it consolidates the VIE in the Company's financial statements. In the case of FG VIEs, the effects of the financial guaranty insurance contracts issued by AGM is eliminated.

The Company determines whether it is the primary beneficiary of a VIE at the time it becomes involved with a VIE and continuously reconsiders the conclusion at each reporting date. In determining whether it is the primary beneficiary, the Company evaluates its direct and indirect interests in the VIE. The primary beneficiary of a VIE is the enterprise that has both 1) the power to direct the activities of a VIE that most significantly impact the entity's economic performance; and 2) the obligation to absorb losses of the entity that could potentially be significant to the VIE or the right to receive benefits from the entity that could potentially be significant to the VIE.

The Company has elected the fair value option for assets and liabilities of FG VIEs because the carrying amount transition method was not practical. The Company records the fair value of FG VIEs’ assets and liabilities based on modeled prices.

The net change in the fair value of consolidated FG VIEs’ assets and liabilities is recorded in "fair value gains (losses) on FG VIEs" in the consolidated statements of operations, except for change in fair value of FG VIEs’ liabilities with recourse caused by changes in instrument-specific credit risk (ISCR) which is separately presented in other comprehensive income (OCI). Interest income and interest expense are derived from the trustee reports and also included in "fair value gains (losses) on FG VIEs."

The inception to date change in fair value of the FG VIEs’ liabilities with recourse attributable to the ISCR is calculated by holding all current period assumptions constant for each security and isolating the effect of the change in the Company’s CDS spread from the most recent date of consolidation to the current period. In general, if the Company’s CDS spread tightens, more value will be assigned to the Company’s credit; however, if the Company’s CDS widens, less value is assigned to the Company’s credit.

The Company has limited contractual rights to obtain the financial records of its consolidated FG VIEs. The FG VIEs do not prepare separate GAAP financial statements; therefore, the Company compiles GAAP financial information for them based on trustee reports prepared by and received from third parties. Such trustee reports are not available to the Company until approximately 30 days after the end of any given period. The time required to perform adequate reconciliations and analyses of the information in these trustee reports results in a one quarter lag in reporting the FG VIEs’ activities. As a result of the lag in reporting FG VIEs, cash and short-term investments do not reflect cash outflow to the holders of the debt issued by the FG VIEs for claim payments made by the Company's insurance subsidiaries to the consolidated FG VIEs until the subsequent reporting period. The Company updates the model assumptions each reporting period for the most recent available information, which incorporates the impact of material events that may have occurred since the quarter lag date.

The cash flows generated by the FG VIEs’ assets are classified as cash flows from investing activities. Paydowns of FG VIEs' liabilities are supported by the cash flows generated by FG VIEs’ assets, and for liabilities with recourse, possibly claim payments made by AGM under its financial guaranty insurance contracts. Paydowns of FG VIEs' liabilities both with and without recourse are classified as cash flows used in financing activities. Interest income, interest expense and other expenses of the FG VIEs’ assets and liabilities are classified as operating cash flows. Claim payments made by AGM under the financial guaranty contracts issued to the FG VIEs are eliminated upon consolidation and therefore such claim payments are treated as paydowns of FG VIEs’ liabilities and as a financing activity as opposed to an operating activity of AGM.

The Company provides financial guaranties with respect to debt obligations of special purpose entities, including VIEs but does not act as the servicer or collateral manager for any VIE obligations it guarantees. The transaction structure generally provides certain financial protections to the Company. This financial protection can take several forms, the most common of which are overcollateralization, first loss protection (or subordination) and excess spread. In the case of overcollateralization (i.e., the principal amount of the securitized assets exceeds the principal amount of the structured finance obligations guaranteed by the Company), the structure allows defaults of the securitized assets before a default is experienced on the structured finance obligation guaranteed by the Company. In the case of first loss, the Company's financial guaranty insurance policy only covers a senior layer of losses experienced by multiple obligations issued by the VIEs. The first loss exposure with respect to the assets is either retained by the seller or sold off in the form of equity or mezzanine debt to other investors. In the case of excess spread, the financial assets contributed to VIEs, generate interest income that are in excess of the interest payments on the debt issued by the VIE. Such excess spread is typically distributed through the transaction’s cash flow waterfall and may be used to create additional credit enhancement, applied to redeem debt issued by the VIE (thereby, creating additional overcollateralization), or distributed to equity or other investors in the transaction.

    AGM is not primarily liable for the debt obligations issued by the VIEs it insures and would only be required to make payments on those insured debt obligations in the event that the issuer of such debt obligations defaults on any principal or interest due and only for the amount of the shortfall. AGM’s creditors do not have any rights with regard to the collateral supporting the debt issued by the FG VIEs. Proceeds from sales, maturities, prepayments and interest from such underlying collateral may only be used to pay debt service on FG VIEs’ liabilities. Net fair value gains and losses on FG VIEs are expected to reverse to zero by maturity of the FG VIEs’ debt, except for net premiums received and net claims paid by AGM under the financial guaranty insurance contract. The Company’s estimate of expected loss to be paid (recovered) for FG VIEs is included in Note 3, Expected Loss to be Paid (Recovered).

As part of the terms of its financial guaranty contracts, AGM, under its insurance contract, obtains certain protective rights with respect to the VIE that give AGM additional controls over a VIE. These protective rights are triggered by the occurrence of certain events, such as failure to be in compliance with a covenant due to poor deal performance or a deterioration in a servicer or collateral manager's financial condition. At deal inception, AGM typically is not deemed to control the VIE; however, once a trigger event occurs, AGM's control of the VIE typically increases. AGM continuously evaluates its power to direct the activities that most significantly impact the economic performance of VIEs that have debt obligations insured by AGM and, accordingly, where the Company is obligated to absorb VIE losses or receive benefits that could potentially be significant to the VIE. AGM is deemed to be the control party for certain VIEs under GAAP, typically when its protective rights give it the power to both terminate and replace the deal servicer, which are characteristics specific to the Company's financial guaranty contracts. If the protective rights that could make AGM the control party have not been triggered, then the VIE is not consolidated. If AGM is deemed no longer to have those protective rights, the VIE is deconsolidated.

The FG VIEs’ liabilities that are guaranteed by the Company are considered to be with recourse, because the Company guarantees the payment of principal and interest regardless of the performance of the related FG VIEs’ assets. FG VIEs’ liabilities that are not guaranteed by the Company are considered to be without recourse, because the payment of principal and interest of these liabilities is wholly dependent on the performance of the FG VIEs’ assets.

Consolidated FG VIEs

Number of FG VIEs Consolidated

	Year Ended December 31,
	2020	2019
Beginning of year	21	23
Consolidated	1	1
Deconsolidated	(1)	(3)
Matured	(2)	—
December 31	19	21

The change in the ISCR of the FG VIEs’ assets held as of December 31, 2020 that was recorded in the consolidated statements of operations for 2020 was a gain of $5 million. The change in the ISCR of the FG VIEs’ assets held as of December 31, 2019 was a gain of $29 million for 2019. The ISCR amount is determined by using expected cash flows at the original date of consolidation discounted at the effective yield less current expected cash flows discounted at that same original effective yield.

	As of December 31, 2020	As of December 31, 2019
	(in millions)
Excess of unpaid principal over fair value of:
FG VIEs’ assets	$246	$251
FG VIEs’ liabilities with recourse	11	17
FG VIEs’ liabilities without recourse	15	18
Unpaid principal balance for FG VIEs’ assets that were 90 days or more past due	60	45
Unpaid principal for FG VIEs’ liabilities with recourse (1)	290	337
____________________
(1)    FG VIEs’ liabilities with recourse will mature at various dates through to 2038.

The table below shows the carrying value of the consolidated FG VIEs’ assets and liabilities in the consolidated financial statements, segregated by the types of assets that collateralize the respective debt obligations for FG VIEs’ liabilities with recourse.

Consolidated FG VIEs
By Type of Collateral

	As of December 31, 2020		As of December 31, 2019
	Assets	Liabilities	Assets	Liabilities
	(in millions)
With recourse:
U.S. RMBS first lien	$211	$246	$252	$281
U.S. RMBS second lien	30	33	40	40
Total with recourse	241	279	292	321
Without recourse	16	16	100	100
Total	$257	$295	$392	$421

Effect of Consolidation of FG VIEs

The effect of consolidating FG VIEs (as opposed to accounting for the related insurance contracts), includes (1) the establishment of the FG VIEs assets and liabilities and related changes in fair value on the consolidated financial statements, (2) eliminating the premiums and losses associated with the financial guaranty insurance contracts between the insurance subsidiaries and the FG VIEs, and (3) the investment balances associated with the insurance subsidiaries' purchases of the debt obligations of the FG VIEs.

The table below reflect the effect of consolidating FG VIEs.

Effect of Consolidating FG VIEs
on the Consolidated Balance Sheets
Increase (Decrease)

	As of
	December 31, 2020	December 31, 2019
	(in millions)
Assets
Fixed maturity securities and short-term investments (1)	$(25)	$(33)
Premiums receivable (2)	(3)	(3)
Salvage and subrogation recoverable (2)	(3)	(3)
FG VIEs’ assets, at fair value	257	392
Total assets	$226	$353
Liabilities and shareholder's equity
Unearned premium reserve (2)	$(35)	$(35)
Loss and LAE reserve (2)	(38)	(38)
FG VIEs’ liabilities with recourse, at fair value	279	321
FG VIEs’ liabilities without recourse, at fair value	16	100
Total liabilities	222	348

Retained earnings	25	35
Accumulated other comprehensive income (loss) (3)	(21)	(30)
Total shareholder’s equity attributable to Assured Guaranty Municipal Corp.	4	5
Total liabilities and shareholder's equity	$226	$353
 ____________________
(1)    Represents the elimination of investment balances related to the Company’s purchase of insured FG VIEs’ debt.
(2)    Represents the elimination of insurance balances related to the AGM FG VIEs’ liabilities with recourse.
(3)    Represents changes in fair value of the FG VIEs’ liabilities with recourse that are attributable to changes in the Company's own credit risk.

Effect of Consolidating FG VIEs
on the Consolidated Statements of Operations
Increase (Decrease)

	Year Ended December 31,
	2020	2019
	(in millions)
Net earned premiums (1)	$(4)	$(16)
Net investment income (2)	(4)	(4)
Fair value gains (losses) on FG VIEs (3)	(10)	32
Loss and LAE (1)	6	(16)
Effect on income before tax	(12)	(4)
Less: Tax provision (benefit)	(2)	(1)
Effect on net income (loss)	$(10)	$(3)
  ____________________
(1)    Represents the elimination of insurance balances related to the AGM FG VIEs’ liabilities with recourse.
(2)    Represents the elimination of investment income related to the Company’s purchase of AGM insured FG VIEs’ debt.
(3)    Changes in fair value of the FG VIEs’ liabilities with recourse that are attributable to factors other than changes in the Company's own credit risk.
The fair value losses on FG VIEs for 2020, primarily due to price depreciation due to the observed widening in the market spreads for the underlying collateral. For 2019, the fair value gains on FG VIEs were attributable to higher recoveries on second lien U.S. RMBS FG VIEs' assets.

Non-Consolidated VIEs

    As described in Note 2, Outstanding Exposure, the Company monitors all policies in the insured portfolio. Of the approximately 16 thousand policies monitored as of December 31, 2020, approximately 15 thousand policies are not within the scope of FASB Accounting Standards Codification (ASC) 810 because these financial guaranties relate to the debt obligations of governmental organizations or financing entities established by a governmental organization. The majority of the remaining policies involve transactions where the Company is not deemed to currently have control over the FG VIEs’ most significant activities. As of December 31, 2020 and 2019, the Company identified 54 and 60 policies, respectively, that contain provisions and experienced events that may trigger consolidation. Based on management’s assessment of these potential triggers or events, the Company consolidated 19 and 21 FG VIEs as of December 31, 2020 and December 31, 2019, respectively. The Company’s exposure provided through its financial guaranties with respect to debt obligations of FG VIEs is included within net par outstanding in Note 2, Outstanding Exposure.

The Company's investments in AssuredIM Funds are mostly VIEs, which are not consolidated, as it has been determined that the Company is not the primary beneficiary, but in which it holds a significant variable interest. AssuredIM Funds had $564 million and $90 million of assets and $59 million and $1 million of liabilities as of December 31, 2020 and December 31, 2019, respectively. The maximum exposure to loss related to AssuredIM Funds is limited to the carrying value of these investments, of $345 million and $77 million as of December 31, 2020 and December 31, 2019, respectively. In addition, see Note 6, Investments and Cash, for information about unfunded commitments.

8.    Fair Value Measurement

The Company carries a significant portion of its assets and liabilities at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2020, no changes were made to the Company’s valuation models that had, or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

 The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a materially different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset's or liability's categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

    There was a transfer of a fixed-maturity security from Level 3 into Level 2 during 2020. There were no other transfers into or from Level 3 during the periods presented.

Carried at Fair Value

Fixed-Maturity Securities

    The fair value of fixed-maturity securities in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news.

    Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. The valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs.

As of December 31, 2020, the Company used models to price 133 securities, including securities that were purchased or obtained for loss mitigation or other risk management purposes, with a Level 3 fair value of $771 million. Most Level 3 securities were priced with the assistance of independent third parties. The pricing is based on a discounted cash flow approach using the third party’s proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the security including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could have materially changed the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Short-Term Investments

Short-term investments that are traded in active markets are classified within Level 1 in the fair value hierarchy as their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Other Invested Assets

Other invested assets include equity method investments in AssuredIM Funds, which include healthcare private equity funds, a municipal bond fund, an asset-backed strategies fund and CLO warehouse funds for which fair value is measured at NAV, as a practical expedient and therefore excluded from the fair value hierarchy. The municipal bond fund allows redemptions at the end of each calendar month upon written notice provided no later than the last day of the immediately preceding calendar month. Redemptions are subject to a specific investor level limit for limited partner capital accounts that can be waived by the general partner and the general partner may suspend the right of redemption or postpone the date of payment as determined in good faith. None of the other AssuredIM Funds in which the Company invests permit redemptions. See Note 6, Investments and Cash, for unfunded commitments.

Other Assets

Committed Capital Securities (CCS)

    The fair value of AGM Committed Preferred Trust Securities (the AGM CPS), which is recorded in other assets on the consolidated balance sheets, represents the difference between the present value of remaining expected put option premium payments under AGM CPS agreements, and the estimated present value that the Company would hypothetically have to pay currently for a comparable security (see Note 9, Credit Facilities). The change in fair value of the AGM CPS are recorded in other income in the consolidated statement of operations. Fair value changes on the AGM CPS recorded in other income were losses of $1 million and $12 million in 2020 and 2019, respectively. The estimated current cost of the AGM CPS is based on several factors, including AGM CDS spreads, LIBOR curve projections, Assured Guaranty's publicly traded debt and the term the securities are estimated to remain outstanding. The AGM CPS are classified as Level 3 in the fair value hierarchy.

Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives primarily consist of insured CDS contracts, and also include interest rate swaps that qualify as derivatives under GAAP, which require fair value measurement with changes recorded in the statement of operations.

Credit derivative transactions are governed by International Swaps and Derivative Association documentation and have certain characteristics that differ from financial guaranty insurance contracts. For example, the Company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the Company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the Company may be obligated to make payments. Similar to a financial guaranty insurance contract, the Company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the Company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the Company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the Company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the Company may be required to make a termination payment to its swap counterparty upon such termination. The Company did not enter into CDS with the intent to trade these contracts and the Company may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the Company to terminate such contracts. However, the Company on occasion has mutually agreed with various counterparties to terminate certain CDS transactions. In transactions where the counterparty does not have the right to terminate, such transactions are generally terminated for an amount that approximates the present value of future premiums or for a negotiated amount, rather than at fair value.

The terms of the Company’s CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions. In addition, the Company employs relatively high attachment points and does not exit derivatives it sells, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of the Company's credit derivative contracts in determining the fair value of these contracts.

    Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs. There is no established market where financial guaranty insured credit derivatives are actively traded; therefore, management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. These contracts are classified as Level 3 in the fair value hierarchy as there are multiple unobservable inputs deemed significant to the valuation model, most importantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads and the credit ratings of referenced entities.

As of December 31, 2020 and December 31, 2019, the net par outstanding of credit derivatives (which was all investment grade) was $879 million and $857 million, respectively, and the fair value of credit derivatives was a liability of $4 million and $2 million, respectively. The change in fair value of credit derivatives recorded in "other income (loss)" was a loss of $1 million and gains of $4 million in 2020 and 2019, respectively. There was no change to the fair value methodology in 2020. The estimated remaining weighted average life of credit derivatives was 4.9 years at December 31, 2020 and 5.3 years at December 31, 2019.

Fair Value Option on FG VIEs’ Assets and Liabilities

The Company elected the fair value option for the FG VIEs’ assets and liabilities and classifies them as Level 3 in the fair value hierarchy. The prices are generally determined with the assistance of an independent third-party, based on a discounted cash flow approach. The FG VIEs issued securities typically collateralized by first lien and second lien RMBS.

The fair value of the Company’s FG VIEs’ assets is generally sensitive to changes in estimated prepayment speeds; estimated default rates (determined on the basis of an analysis of collateral attributes such as: historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); yields implied by market prices for similar securities; and, as applicable, house price depreciation/appreciation rates based on macroeconomic forecasts. Significant changes to some of these inputs could have materially changed the market value of the FG VIEs’ assets and the implied collateral losses within the transaction. In general, the fair value of the FG VIEs’ assets is most sensitive to changes in the projected collateral losses, where an increase in collateral losses typically could lead to a decrease in the fair value of FG VIEs’ assets, while a decrease in collateral losses typically leads to an increase in the fair value of FG VIEs’ assets. The third-party utilizes an internal model to determine an appropriate yield at which to discount the cash flows of the security, by factoring in collateral types, weighted-average lives, and other structural attributes specific to the security being priced. The expected yield is further calibrated by utilizing algorithms designed to aggregate market color, received by the independent third-party, on comparable bonds.

The models used to price the FG VIEs’ liabilities generally apply the same inputs used in determining fair value of FG VIEs’ assets. For those liabilities insured by the Company, the benefit of the Company's insurance policy guaranteeing the timely payment of debt service is also taken into account.

Significant changes to any of the inputs described above could have materially changed the timing of expected losses within the insured transaction which is a significant factor in determining the implied benefit of the Company’s insurance policy guaranteeing the timely payment of principal and interest for the insured tranches of debt issued by the FG VIEs. In general, extending the timing of expected loss payments by the Company into the future typically could lead to a decrease in the value of the Company’s insurance and a decrease in the fair value of the Company’s FG VIEs’ liabilities with recourse, while a shortening of the timing of expected loss payments by the Company typically could lead to an increase in the value of the Company’s insurance and an increase in the fair value of the Company’s FG VIEs’ liabilities with recourse.

Amounts recorded at fair value in the Company's financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2020

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$2,238	$—	$2,205	$33
U.S. government securities	81	—	81	—
Corporate securities	1,504	—	1,474	30
Mortgage-backed securities:
RMBS	288	—	48	240
CMBS	189	—	189	—
Asset-backed securities	493	—	25	468
Non-U.S. government securities	173	—	173	—
Total fixed-maturity securities	4,966	—	4,195	771
Short-term investments	424	405	19	—
Other invested assets (1)	4	—	—	4
FG VIEs’ assets, at fair value	257	—	—	257
Other assets	24	—	—	24
Total assets carried at fair value	$5,675	$405	$4,214	$1,056
Liabilities:
FG VIEs’ liabilities with recourse, at fair value	$279	$—	$—	$279
FG VIEs’ liabilities without recourse, at fair value	16	—	—	16
Other liabilities	4	—	—	4
Total liabilities carried at fair value	$299	$—	$—	$299

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2019

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities
Obligations of state and political subdivisions	$2,402	$—	$2,367	$35
U.S. government securities	41	—	41	—
Corporate securities	1,226	—	1,185	41
Mortgage-backed securities:
RMBS	403	—	114	289
CMBS	209	—	209	—
Asset-backed securities	240	—	31	209
Non-U.S. government securities	231	—	231	—
Total fixed-maturity securities	4,752	—	4,178	574
Short-term investments	736	593	143	—
Other invested assets (1)	4	—	—	4
FG VIEs’ assets, at fair value	392	—	—	392
Other assets	26	—	—	26
Total assets carried at fair value	$5,910	$593	$4,321	$996
Liabilities:
FG VIEs’ liabilities with recourse, at fair value	$321	$—	$—	$321
FG VIEs’ liabilities without recourse, at fair value	100	—	—	100
Other liabilities	3	—	—	3
Total liabilities carried at fair value	$424	$—	$—	$424
____________________
(1)    Includes Level 3 mortgage loans that are recorded at fair value on a non-recurring basis. Excludes $345 million and $77 million of equity method investments measured at NAV as a practical expedient as of December 31, 2020 and December 31, 2019, respectively.

Changes in Level 3 Fair Value Measurements

The tables below present a roll forward of the Company's Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2020 and 2019.

Rollforward of Level 3 Assets and Liabilities
At Fair Value on a Recurring Basis
Year Ended December 31, 2020

	Fixed-Maturity Securities														FG VIEs’ Liabilities, at Fair Value
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (6)		Credit Derivative Asset (Liability), net (5)		With Recourse		Without Recourse
	(in millions)
Fair value as of December 31, 2019	$35		$41		$289		$209		$392		$26		$(2)		$(321)		$(100)
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	2	(1)	(6)	(1)	14	(1)	2	(1)	(72)	(2)	(1)	(4)	(1)	(3)	(14)	(2)	73	(2)
Other comprehensive income (loss)	(3)		(5)		(21)		1		—		—		—		8		—
Purchases	—		—		—		333		—		—		—		—		—
Sales	—		—		—		(73)		—		—		—		—		—
Settlements	(1)		—		(42)		(3)		(71)		—		(1)		52		15
FG VIE consolidation	—		—		—		—		8		—		—		(4)		(4)
FG VIE deconsolidations	—		—		—		—		—		—		—		—		—
Transfers out of Level 3	—		—		—		(1)		—		—		—		—		—
Fair value as of December 31, 2020	$33		$30		$240		$468		$257		$25		$(4)		$(279)		$(16)
Change in unrealized gains/(losses) included in earnings related to financial instruments held as of December 31, 2020									$5	(2)	$(1)	(4)	$(2)	(3)	$(13)	(2)	$(3)	(2)
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of December 31, 2020	$(3)		$(5)		$(19)		$1								$8

Rollforward of Level 3 Assets and Liabilities
At Fair Value on a Recurring Basis
Year Ended December 31, 2019

	Fixed-Maturity Securities														FG VIEs’ Liabilities, at Fair Value
	Obligations of State and Political Subdivisions		Corporate Securities		RMBS		Asset- Backed Securities		FG VIEs’ Assets at Fair Value		Other (6)		Credit Derivative Asset (Liability), net (5)		With Recourse		Without Recourse
	(in millions)
Fair value as of December 31, 2018	$38		$56		$289		$265		$467		$38		$(25)		$(409)		$(101)
Total pretax realized and unrealized gains/(losses) recorded in:
Net income (loss)	1	(1)	(8)	(1)	18	(1)	5	(1)	53	(2)	(12)	(4)	4	(3)	(27)	(2)	(8)	(2)
Other comprehensive income (loss)	(3)		(7)		23		(8)		—		—		—		3		—
Purchases	—		—		10		3		—		—		—		—		—
Sales	—		—		—		(28)		(51)		—		—		—		—
Settlements	(1)		—		(51)		(28)		(72)		—		19		108		8
FG VIE consolidations	—		—		—		—		6		—		—		(5)		(1)
FG VIE deconsolidations	—		—		—		—		(11)		—		—		9		2
Fair value as of December 31, 2019	$35		$41		$289		$209		$392		$26		$(2)		$(321)		$(100)
Change in unrealized gains/(losses) included in earnings related to financial instruments held as of December 31, 2019									$63	(2)	$(12)	(4)	$2	(3)	$(26)	(2)	$(16)	(2)
Change in unrealized gains/(losses) included in OCI related to financial instruments held as of December 31, 2019	$(3)		$(7)		$23		$2								$3
____________________
(1)    Included in net realized investment gains (losses) and net investment income.
(2)    Included in fair value gains (losses) on FG VIEs.
(3)    Included in other income (loss).
(4)    Recorded in net investment income and other income.
(5)    Represents the net position of credit derivatives. Credit derivative assets (recorded in other assets) and credit derivative liabilities (recorded in other liabilities) are shown as either assets or liabilities in the consolidated balance sheet based on net exposure by transaction.
(6)    Includes CCS and other invested assets.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2020

Financial Instrument Description (1)	Fair Value at December 31, 2020 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities) (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$33	Yield	6.8%	-	27.5%	17.8%

Corporate security	30	Yield	42.0%

RMBS	240	CPR	0.4%	-	13.3%	6.2%
		CDR	1.7%	-	9.9%	6.1%
		Loss severity	55.0%	-	100.0%	82.7%
		Yield	3.8%	-	4.8%	4.4%
Asset-backed securities:
Life insurance transaction	33	Yield	5.2%

CLOs	435	Discount margin	0.8%	-	3.1%	2.0%

FG VIEs’ assets, at fair value	257	CPR	0.9%	-	19.0%	9.4%
		CDR	1.9%	-	26.6%	6.0%
		Loss severity	45.0%	-	100.0%	79.9%
		Yield	1.9%	-	6.0%	4.8%

Other assets	24	Implied Yield	3.4%
		Term (years)	10 years

Credit derivative liabilities, net	(4)	Internal credit rating	AA+	-	BBB	A-

FG VIEs’ liabilities, at fair value	(295)	CPR	0.9%	-	19.0%	9.4%
		CDR	1.9%	-	26.6%	6.0%
		Loss severity	45.0%	-	100.0%	79.9%
		Yield	1.9%	-	6.2%	3.8%
___________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.
(2)    Excludes several investments recorded in other invested assets with fair value of $4 million.

 Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2019

Financial Instrument Description (1)	Fair Value at December 31, 2019 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets (liabilities) (2):
Fixed-maturity securities:
Obligations of state and political subdivisions	$35	Yield	4.5%	-	12.6%	8.6%

Corporate security	41	Yield	35.9%

RMBS	289	CPR	2.0%	-	14.6%	5.7%
		CDR	2.1%	-	7.0%	5.0%
		Loss severity	50.0%	-	100.0%	77.7%
		Yield	3.7%	-	6.1%	4.6%
Asset-backed securities:
Life insurance transactions	32	Yield	5.8%

CLOs	177	Yield	2.5%	-	3.1%	2.9%

FG VIEs’ assets, at fair value	392	CPR	0.1%	-	18.6%	8.5%
		CDR	1.2%	-	24.7%	4.7%
		Loss severity	40.0%	-	100.0%	74.1%
		Yield	3.0%	-	8.4%	5.2%

Other assets	25	Implied Yield	5.1%
		Term (years)	10 years

Credit derivative liabilities, net	(2)	Internal credit rating	AA+	-	BBB-	A-

FG VIEs’ liabilities, at fair value	(421)	CPR	0.1%	-	18.6%	8.5%
		CDR	1.2%	-	24.7%	4.7%
		Loss severity	40.0%	-	100.0%	74.1%
		Yield	2.7%	-	8.4%	4.3%
___________________
(1)    Discounted cash flow is used as the primary valuation technique for all financial instruments listed in this table.
(2)    Excludes several investments recorded in other invested assets with fair value of $4 million.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

    Fair value is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations, and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and also includes adjustments for stressed losses, ceding commissions and return on capital. The Company classified the fair value of financial guaranty insurance contracts as Level 3.

AGC Surplus Note

The fair value of the surplus note issued by AGC to AGM was determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the surplus note was classified as Level 3.

Loans Receivable from Affiliate

    The fair value of the loan receivable from affiliate was determined by calculating the effect of changes in yield adjusted for a credit factor at the end of each reporting period. The fair value measurement of the loans receivable was classified as Level 3.

    The carrying amount and estimated fair value of the Company’s financial instruments not carried at fair value are presented in the following table.

Fair Value of Financial Instruments Not Carried at Fair Value

	As of December 31, 2020		As of December 31, 2019
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets (liabilities):
AGC surplus note	$300	$355	$300	$326
Other invested assets	—	2	1	2
Loans receivable from affiliate	163	189	163	176
Other assets (1)	47	47	49	49
Financial guaranty insurance contracts (2)	(1,331)	(1,387)	(1,452)	(1,195)
Other liabilities (1)	(24)	(22)	(10)	(9)
____________________
(1)    The Company’s other assets and other liabilities consist of accrued interest, receivables for securities sold and payables for securities purchased, and notes payable for which the carrying value approximates fair value.
(2)    Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, and salvage and subrogation and other recoverables net of reinsurance.

9.    Credit Facilities

Committed Capital Securities

AGM has entered into put agreements with four separate custodial trusts allowing AGM to issue an aggregate of $200 million of non-cumulative redeemable perpetual preferred securities to the trusts in exchange for cash. Each custodial trust was created for the primary purpose of issuing $50 million face amount of AGM CPS, investing the proceeds in high-quality assets and entering into put options with AGM. The Company does not consider itself to be the primary beneficiary of the trusts and the trusts are not consolidated in the Company's financial statements.

The trusts provide AGM access to new equity capital at its sole discretion through the exercise of the put options. Upon AGM's exercise of its put option, the relevant trust will liquidate its portfolio of eligible assets and use the proceeds to purchase the AGM preferred stock. AGM may use the proceeds from its sale of preferred stock to the trusts for any purpose, including the payment of claims. The put agreements have no scheduled termination date or maturity. However, each put agreement will terminate if (subject to certain grace periods) specified events occur. AGM continues to have the ability to exercise its put options and cause the related trusts to purchase its preferred stock.

Prior to 2007, the amounts paid on the AGM CPS were established through an auction process. All of those auctions failed in 2007, and the rates paid on the AGM CPS increased to their maximum. The annualized rate on the AGM CPS is one-month LIBOR plus 200 basis points.

See Note 8, Fair Value Measurement, –Other Assets–Committed Capital Securities, for a discussion of the fair value measurement of the CCS.

10.    Income Taxes

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

Non-interest-bearing tax and loss bonds are purchased in the amount of the tax benefit that results from deducting statutory basis contingency reserves as provided under Internal Revenue Code Section 832(e). The Company records the purchase of tax and loss bonds in deferred taxes.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

The Company elected to account for tax associated with Global Intangible Low-Taxed Income (GILTI) as a current-period expense when incurred.

Overview

    The Company files its U.S. federal tax return as a part of the consolidated group for AGUS, an indirect parent holding company.  Each member of the AGUS consolidated tax group is part of a tax sharing agreement and pays or receives its proportionate share of the consolidated regular federal tax liability for the group as if each company filed on a separate return basis. The Company's U.K. and French subsidiaries are subject to income taxes imposed by U.K. and French authorities, respectively, and file applicable tax returns.

Tax Assets (Liabilities)

Deferred and Current Tax Assets (Liabilities) (1)

	As of December 31,
	2020	2019
	(in millions)
Deferred tax assets (liabilities)	$(42)	$(2)
Current tax assets (liabilities)	(20)	5
____________________
(1)     Included in other assets or other liabilities on the consolidated balance sheets.

Components of Net Deferred Tax Assets (Liabilities)

	As of December 31,
	2020	2019
	(in millions)
Deferred tax assets:
Investment basis difference	$37	$41
Foreign tax credit (FTC)	24	24
Rent	22	24
Loss and LAE reserve	8	27
FG VIEs	6	2
Unearned premium reserves, net	4	12
Other	2	12
Total deferred income tax assets	103	142
Deferred tax liabilities:
Unrealized appreciation on investments	47	41
Deferred ceding commission	21	30
Market discount	19	10
Lease	17	19
Other	17	20
Total deferred income tax liabilities	121	120
Less: Valuation allowance	24	24
Net deferred income tax assets (liabilities)	$(42)	$(2)

Valuation Allowance

    The Company has $24 million of FTC due to the 2017 Tax Cuts and Jobs Act for use against regular tax in future years. FTCs will fully expire by 2027. In analyzing the future realizability of FTCs, the Company notes limitations on future foreign source income due to overall foreign losses as negative evidence. After reviewing positive and negative evidence, the Company came to the conclusion that it is more likely than not that the FTC of $24 million will not be utilized, and therefore recorded a valuation allowance with respect to this tax attribute.

    The Company came to the conclusion that it is more likely than not that the remaining deferred tax assets will be fully realized after weighing all positive and negative evidence available as required under GAAP. The positive evidence that was considered included the cumulative income the Company has earned over the last three years, and the significant unearned premium income to be included in taxable income. The positive evidence outweighs any negative evidence that exists. As such, the Company believes that no valuation allowance is necessary in connection with the remaining deferred tax assets. The Company will continue to analyze the need for a valuation allowance on a quarterly basis.

Provision for Income Taxes

    The effective tax rates reflect the proportion of income recognized by AGM and each of its operating subsidiaries, with U.S. entities taxed at the U.S. marginal corporate income tax rate of 21%, a U.K. subsidiary taxed at the U.K. marginal corporate tax rate of 19%, and a French subsidiary taxed at the French marginal corporate tax rate of 28%. The Company’s overall effective tax rate fluctuates based on the distribution of income across jurisdictions.

    A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2020	2019
	(in millions)
Expected tax provision (benefit)	$96	$86
Tax-exempt interest	(14)	(12)
Change in liability for uncertain tax positions	(14)	4
Foreign taxes	(10)	1
Taxes on reinsurance	8	(3)
Effects of provision to tax return filing adjustments	(5)	(6)
Other	(2)	(5)
Total provision (benefit) for income taxes	$59	$65
Effective tax rate	12.8%	15.8%

The expected tax provision (benefit) is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Where there is a pretax loss in one jurisdiction and pretax income in another, the total combined expected tax rate may be higher or lower than any of the individual statutory rates.

    The following tables present pretax income and revenue by jurisdiction.

Pretax Income (Loss) by Tax Jurisdiction

	As of December 31,
	2020	2019
	(in millions)
U.S.	$414	$385
U.K.	47	25
France	(1)	—
Total	$460	$410

Revenue by Tax Jurisdiction

	As of December 31,
	2020	2019
	(in millions)
U.S.	$456	$482
U.K.	59	38
France	6	—
Total	$521	$520

    Pretax income by jurisdiction may be disproportionate to revenue by jurisdiction to the extent that insurance losses incurred are disproportionate.

Audits

    As of December 31, 2020, AGUS had open tax years with the U.S. Internal Revenue Service (IRS) for 2017 to present. In July 2020, the IRS issued a Revenue Agent Report for the 2016 tax year which did not identify any material adjustments. In September 2020, the Company received a letter from the Joint Committee on Taxation identifying no exceptions to the conclusions reached by the IRS to close the audit with no additional findings or changes. As a result the Company released, in the third quarter of 2020, previously recorded uncertain tax position reserves and accrued interest of approximately $15 million. The Company's U.K. subsidiary is not currently under examination and, along with Assured Guaranty (UK) plc and Assured Guaranty (London) plc which have merged with the Company in 2018, have open tax years of 2017 forward.

Uncertain Tax Positions

The following table provides a reconciliation of the beginning and ending balances of the total liability for unrecognized tax positions.

	2020	2019
	(in millions)
Beginning of year	$13	$10
Effect of provision to tax return filing adjustments	—	5
Decrease in unrecognized tax positions as a result of settlement of positions taken during the prior period	(13)	—
Reductions to unrecognized tax benefits as a result of the applicable statute of limitations	—	(2)
Balance as of December 31,	$—	$13

The Company's policy is to recognize interest related to uncertain tax positions in income tax expense and has accrued $0.3 million and $1 million for full years 2020 and 2019, respectively. As of December 31, 2020 and December 31, 2019, the Company has accrued zero and $1 million of interest, respectively. The total amount of reserves for unrecognized tax positions, including accrued interest, as of December 31, 2020 and December 31, 2019 that would affect the effective tax rate, if recognized, was zero and $14 million, respectively.

11.    Insurance Company Regulatory Requirements

    The following table summarizes the policyholder's surplus and net income amounts reported to the NYDFS by AGM and its indirect subsidiary, MAC. The discussion that follows describes the basis of accounting and differences to GAAP.

Insurance Regulatory Amounts Reported

	Policyholders' Surplus		Net Income
	As of December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(in millions)
U.S. statutory companies:
AGM (1) (2)	$2,864	$2,691	$374	$312
MAC (2)	305	276	37	53
____________________
(1)    Policyholders' surplus of AGM includes its indirect ownership share of MAC. AGM owns approximately 61% of the outstanding stock of MAC Holdings, which owns 100% of the outstanding common stock of MAC.
(2)    As of December 31, 2020, policyholders' surplus is net of contingency reserves of $828 million and $184 million for AGM and MAC, respectively. As of December 31, 2019, policyholders' surplus is net of contingency reserves of $869 million and $192 million for AGM and MAC, respectively.

Basis of Regulatory Financial Reporting

United States

AGM's and MAC's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its state of domicile and other states. Financial statements prepared in accordance with accounting practices prescribed or permitted by local insurance regulatory authorities differ in certain respects from GAAP.

AGM and MAC prepare statutory financial statements in accordance with accounting practices prescribed or permitted by the National Association of Insurance Commissioners and NYDFS. Prescribed statutory accounting practices are set forth in the National Association of Insurance Commissioners Accounting Practices and Procedures Manual. AGM and MAC have no permitted accounting practices on a statutory basis.

GAAP differs in certain significant respects from U.S. insurance companies' statutory accounting practices prescribed or permitted by insurance regulatory authorities. The principal differences result from the statutory accounting practices listed below:

•Upfront premiums are earned upon expiration of risk rather than earned over the expected period of coverage. Premium earnings are accelerated when transactions are economically defeased, rather than legally defeased.

•Acquisition costs are charged to expense as incurred rather than over the period that related premiums are earned.

•A contingency reserve is computed based on statutory requirements, whereas no such reserve is required under GAAP.

•Certain assets designated as “non-admitted assets” are charged directly to statutory surplus, rather than reflected as assets under GAAP.

•Investments in subsidiaries are carried on the balance sheet on the equity basis, to the extent admissible, rather than consolidated with the parent.

•Admitted deferred tax assets are subject to an adjusted surplus threshold and subject to a limitation calculated in accordance with Statutory Accounting Principles, or SAP. Under GAAP there is no non-admitted asset determination, rather a valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

•Insured credit derivatives are accounted for as insurance contracts rather than as derivative contracts measured at fair value.

•Bonds are generally carried at amortized cost rather than fair value.

•Insured obligations of VIEs, where the Company is deemed the primary beneficiary, are accounted for as insurance contracts. Under GAAP, such VIEs are consolidated and any transactions with the Company are eliminated.

•Acquisitions are accounted for as either statutory purchases or statutory mergers, rather than under the purchase method under GAAP.

•Losses are discounted at tax equivalent yields, and recorded when the loss is deemed probable and without consideration of the deferred premium revenue. Under GAAP, expected losses are discounted at the risk free rate at the end of each reporting period and are recorded only to the extent they exceed deferred premium revenue.

•The present value of installment premiums and commissions are not recorded on the balance sheet as they are under GAAP.

United Kingdom

AGUK prepares its Solvency and Financial Condition Report and other required regulatory financial reports based on Prudential Regulation Authority and Solvency II Regulations (Solvency II). As of December 31, 2020 and December 31, 2019, AGUK's Own Funds were £573 million (or $783 million) and £684 million (or $907 million), respectively.

France

AGE prepares its Solvency and Financial Condition Report and other required regulatory financial reports based on Autorité de Contrôle Prudentiel et de Résolution regulations and Solvency II. As of December 31, 2020, AGE's Own Funds were €75 million (or $92 million).

Dividend Restrictions and Capital Requirements

United States

    Under the New York insurance law, AGM and MAC may only pay dividends out of "earned surplus," which is the portion of an insurer's surplus that represents the net earnings, gains or profits (after deduction of all losses) that have not been distributed to the insurer's shareholders as dividends, transferred to stated capital or capital surplus, or applied to other purposes permitted by law, but does not include unrealized appreciation of assets. AGM and MAC may each pay dividends without the prior approval of the New York Superintendent of Financial Services (New York Superintendent) in an amount that, together with all dividends declared or distributed by it during the preceding 12 months, does not exceed the lesser of 10% of its policyholders' surplus (as of its last annual or quarterly statement filed with the New York Superintendent) or 100% of its adjusted net investment income during that period.

    The maximum amount available during 2021 for AGM to distribute to AGMH as dividends without regulatory approval is estimated to be approximately $277 million. Of such $277 million, $82 million is estimated to be available for distribution in the first quarter of 2021.

    In March 2019, MAC received approval from the NYDFS to dividend to MAC Holdings, which is owned by AGM and AGC, $100 million in 2019, an amount that exceeded the dividend capacity that was available for distribution without regulatory approval. MAC distributed a $100 million dividend to MAC Holdings in the second quarter of 2019. The maximum amount available during 2021 for MAC to distribute to MAC Holdings as dividends without regulatory approval is estimated to be approximately $17 million, none of which is available for distribution in the first quarter of 2021.

United Kingdom

U.K. company law prohibits AGUK from declaring a dividend to its shareholders unless it has “profits available for distribution.” The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the U.K. insurance regulatory laws impose no statutory restrictions on a general insurer's ability to declare a dividend, the Prudential Regulation Authority's capital requirements may in practice act as a restriction on dividends for AGUK.

France

French company law prohibits AGE from declaring a dividend to its shareholders unless it has “profits available for distribution.” The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While French law imposes no statutory restrictions on an insurer's ability to declare a dividend, the Autorité de Contrôle Prudentiel et de Résolution's capital requirements may, in practice, act as a restriction on dividends for AGE.

Dividend Restrictions and Capital Requirements

Distributions From / Contributions To
Insurance Company Subsidiaries

	Year Ended December 31,
	2020	2019
	(in millions)
Dividends paid by AGM to AGMH	$267	$220
Dividends paid by MAC to MAC Holdings (1)	20	105
Dividends from AGUK to AGM (2)	124	—
Contributions from AGM to AGE (2)	(123)	—
___________________
(1)    MAC Holdings distributed substantially all amounts to AGM and AGC, in proportion to their ownership percentages.
(2)    In 2020, the dividend paid to AGM from AGUK was contributed to AGE.

12.    Related Party Transactions

Support of AGUK and AGE

AGM provides support to its subsidiaries, AGUK and AGE, through reinsurance and other agreements.

AGM Support of AGUK

AGM and AGUK implemented in 2011 a co-guarantee structure pursuant to which (i) AGUK directly guarantees a specified portion of the obligations issued in a particular transaction rather than guaranteeing 100% of the issued obligations, (ii) AGM directly guarantees the balance of the guaranteed obligations, and (iii) AGM also provides a second-to-pay guarantee for AGUK's portion of the guaranteed obligations. The current co-guarantee split, which has been in effect since October 2018, is 15% AGUK and 85% AGM.

Separate and apart from the co-guarantee structure, AGM provides support to AGUK through a quota share and excess of loss reinsurance agreement (Reinsurance Agreement) and a net worth maintenance agreement (Net Worth Agreement). Under the quota share cover of the Reinsurance Agreement, AGM reinsures approximately 95-99% of AGUK's retention (after cessions to other reinsurers) of many, but not all, outstanding financial guarantees that AGUK wrote prior to the implementation of the co-guarantee structure in 2011. The only outstanding AGUK guarantees that are not covered by the quota share cover of the Reinsurance Agreement are ones to which AGUK succeeded by operation of law when three former European insurance subsidiaries of the Company, Assured Guaranty (UK) plc, Assured Guaranty (London) plc and CIFG Europe S.A., transferred their insurance portfolios to, and merged with and into, AGUK in a transaction that was completed on November 7, 2018.

The quota share cover of the Reinsurance Agreement also obligates AGM to reinsure 85% of municipal, utility, project finance or infrastructure risks or similar business that AGUK writes from and after October 2018 without utilizing the co-guarantee structure. Currently, there is no such outstanding business at AGUK.

AGM secures its quota share reinsurance obligations to AGUK under the Reinsurance Agreement by posting collateral in trust equal to 102% of the sum of AGM’s assumed share of the following in respect of the reinsured AGUK policies: (i) AGUK’s unearned premium reserve (net of AGUK’s reinsurance premium payable to AGM); (ii) AGUK’s provisions for unpaid losses and allocated loss adjustment expenses (net of any salvage recoverable), and (iii) any unexpired risk provisions of AGUK, in each case (i) - (iii) as calculated by AGUK in accordance with generally accepted accounting practice in the U.K. (UK GAAP).

Under the excess of loss cover of the Reinsurance Agreement, AGM is obligated to pay AGUK quarterly the amount (if any) by which (i) the sum of (a) AGUK's incurred losses, calculated in accordance with UK GAAP as reported by AGUK in its financial returns filed with the Prudential Regulation Authority (PRA), and (b) AGUK's paid losses and loss adjustment expenses, in both cases net of all other performing reinsurance (including the reinsurance provided by AGM under the quota share cover of the Reinsurance Agreement), exceeds (ii) an amount equal to (a) AGUK's capital resources under U.K. law minus (b) 110% of the greatest of the amounts as may be required by the PRA as a condition for maintaining AGUK's authorization to carry on a financial guarantee business in the U.K. The purpose of this excess of loss cover is to ensure that AGUK maintains capital resources equal to at least 110% of the most stringent amount of capital that it may be required to maintain as a condition to carrying on a financial guarantee business in the U.K.

AGUK may terminate the Reinsurance Agreement (i.e., both its quota share and excess of loss covers) upon the occurrence of any of the following events: (i) AGM's rating by Moody’s falls below "Aa3" or its rating by S&P falls below "AA-" (and AGM fails to restore such rating(s) within a prescribed period of time); (ii) AGM's insolvency, failure to maintain the minimum capital required under AGM's domiciliary jurisdiction, filing a petition in bankruptcy, going into liquidation or rehabilitation or having a receiver appointed; or (iii) AGM’s failure to maintain its required collateral described above.

Under the Net Worth Agreement, AGM is obligated to make capital contributions to AGUK in amounts sufficient to ensure that AGUK maintains capital resources equal to 110% of the greatest of the amounts as may be required by the PRA as a condition of AGUK maintaining its authorization to carry on a financial guarantee business in the U.K., provided that such contributions (i) do not exceed 35% of AGM's policyholders' surplus as determined by the laws of the State of New York, and (ii) are in compliance with a provision of the New York Insurance Law requiring notice to, or approval by, the NYDFS for transactions between affiliates that exceed certain thresholds. The Net Worth Agreement obligates AGM to provide AGUK with support similar to that which AGM also provides AGUK under the excess of loss cover of the Reinsurance Agreement, except the latter is meant to protect against erosion of AGUK’s capital resources due to insurance and/or reinsurance losses in AGUK’s insured portfolio, while the former is meant to protect against an erosion of AGUK’s capital resources for other reasons (e.g., poor investment performance, origination expenses exceeding premium). Given this purpose, the Net Worth Agreement clarifies that any amounts due thereunder must take into account all amounts paid, or reasonably expected to be paid, under the Reinsurance Agreement. The Net Worth Agreement also includes termination provisions substantially similar to those in the Reinsurance Agreement. AGM has never been required to make any contributions to AGUK's capital under the current Net Worth Agreement or prior versions thereof.

AGM Support of AGE

AGM has in place with AGE similar reinsurance and capital support agreements as it has in place with AGUK. AGM’s agreements with AGE generally apply to all AGE policies that insure municipal, utility, project finance, infrastructure, and similar types of risks in European Economic Area (EEA) jurisdictions. The reinsurance agreements consist of:

(i) a quota share reinsurance agreement between AGE and AGM pursuant to which AGM provides the same reinsurance to AGE in respect of business that was transferred to AGE by AGUK pursuant to the U.K. Part VII transfer effective October 1, 2020 as AGM provided to AGUK prior to such transfer (AGE also has similar agreements in effect with its affiliates, AGC and AG Re);

(ii) a second quota share reinsurance agreement whereby AGM provides AGE with 90% proportional reinsurance for:

a.    certain business transferred to AGE pursuant to the Part VII Transfer that was not reinsured by AGM when such business was part of AGUK's insured portfolio;
b.    certain business originally written by AGUK pursuant to the co-insurance arrangement described above, but which was novated to, and 100% guaranteed by, AGE in connection with the Part VII Transfer; and
c.    any new business written by AGE that covers municipal, utility, project finance, infrastructure or similar types of risk; and

(iii) an excess of loss reinsurance agreement, similar to the excess of loss cover of AGM’s Reinsurance Agreement with AGUK, pursuant to which AGM is obligated, effectively, to ensure that AGE maintains capital resources equal to at least 110% of the most stringent amount of capital that AGE may be required to maintain as a condition of it maintaining its authorization to carry on a financial guarantee business in France.

AGM secures its quota share reinsurance obligations to AGE under the agreements described above by depositing collateral in accounts maintained by an EEA financial institution and pledging such accounts to AGE under French law. The measure of AGM’s required collateral for AGE is generally the same as the measure of its collateral for AGUK, except that former is determined in accordance with French (versus UK) GAAP.

AGM also has in place with AGE a net worth maintenance agreement that is similar to AGM’s Net Worth Agreement with AGUK - i.e., the former obligates AGM to ensure that AGE maintains capital resources at least equal to 110% of its most stringent capital requirement for maintaining its authorization to carry on a financial guarantee business in France.

Other Group Support of AGUK and AGE

In addition to AGM, two other AGL group members, AGC and AG Re, also provide reinsurance support to AGUK and AGE for certain legacy business that was insured prior to 2009 by AGUK. Some of this business continues to reside at AGUK, while some of it was transferred to AGE in October 2020 pursuant to the Part VII Transfer. Neither AGC nor AG Re currently provides direct reinsurance support for new business being written by AGUK or AGE.

AGC and AG Re secure their reinsurance of this legacy business in essentially the same manner as AGM secures its reinsurance of AGUK and AGE - i.e., AGC and AG Re pledge collateral equal to their assumed UK GAAP liabilities for AGUK and equal to their assumed French GAAP liabilities for AGE.

Management, Service Contracts or Cost Sharing Arrangements

The Company and various of its affiliates are parties to the Second Amended and Restated Service Agreement, effective as January 1, 2017 (as amended, the Group Service Agreement). The Company's affiliate, AG US Group Services Inc. (AG Services), a Delaware corporation, acts as the payroll company and employer for all U.S. personnel, and the central, dedicated service provider within the Assured Guaranty group.  Under the Group Service Agreement, AG Services' employees make available to its Bermuda, U.S. and U.K. affiliates, as applicable, equipment, insurance, reinsurance and such other services, including actuarial, marketing, underwriting, claims handling, surveillance, legal, corporate secretarial, information technology, human resources, accounting, tax, financial reporting and investment planning services.  In addition, under the Group Service Agreement the Company makes available to its affiliates the use of certain equipment and office space leased by the Company.  Expenses under the Group Service Agreement are allocated directly where appropriate and, where not appropriate, based upon an allocation of employee time and corresponding office overhead.  The agreement provides for pre-funding by affiliates who are the largest consumers of group services and inter-company allocation of expenses.  The agreement also provides for quarterly settlements and an express right of offset with regard to amounts owing between parties under the Group Service Agreement and other agreements between such parties.

AGUK and AGE are parties to a services agreement with Assured Guaranty (UK) Services Limited (AG UK Services) pursuant to which AG UK Services provides professional insurance executives and administrative and clerical personnel who are experienced in the management of insurance operations similar to AGUK's and AGE's operations. Under such agreement, AGUK and AGE pay a fee equal to the costs incurred by AG UK Services in providing the services of those individuals plus a mark-up.

AGM and Assured Guaranty Finance Overseas Ltd. (AGFOL) are parties to an arranging agreement pursuant to which AGFOL introduces public finance and infrastructure finance transactions to AGM so that AGM may consider whether it would provide a financial guarantee for a proposed transaction together with AGE under their co-insurance structure.  The arranging agreement provides for the payment of fees by AGM to AGFOL on a cost basis, except with respect to U.K. office rent and overhead, which is on a cost plus basis.

The Company and various of its affiliates entered into a Service Agreement with AssuredIM, effective as of June 1, 2020 (the Service Agreement). Pursuant to such Service Agreement, AssuredIM provides services including, but not limited to, general corporate strategy, risk management, systems, information technology, human resources, finance, legal, marketing, and administration services. In exchange for the services provided by AssuredIM under the Service Agreement, the Company will pay a fee equal to its allocation of AssuredIM employee time and corresponding costs and expenses.

The following table summarizes the allocated expenses from affiliate companies under the expense sharing agreements.

Expenses Allocated From (To) Affiliated Companies

	Year Ended December 31,
	2020	2019
	(in millions)
Affiliated companies:
AG Services	$102	$99
AG UK Services	11	9
AGFOL	2	6
AGL	4	5
AssuredIM	3	—
Other	(4)	(4)
Total	$118	$115

The following table summarizes the amounts due to affiliate companies under the expense sharing agreements.

Amounts Due To (From) Affiliated Companies

	As of December 31,
	2020	2019
	(in millions)
Affiliated companies:
AG Services	$55	$50
AGL	2	6
AGFOL	4	6
AG UK Services	5	4
AGC	(3)	2
Other	(1)	(1)
Total	$62	$67

Reinsurance Agreements

    The Company cedes business to and assumes from affiliated entities under certain reinsurance agreements. See below for material related party reinsurance balances.

    The following table summarizes the affiliated components of each balance sheet item, where applicable.

	As of December 31,
	2020		2019
	AGC	AG Re	AGC	AG Re
	(in millions)
Assets:
Ceded unearned premium reserve	$50	$601	$57	$549
Reinsurance recoverable on unpaid losses	56	89	63	99
Other assets (1)	—	3	—	3
Liabilities:
Unearned premium reserve	25	—	32	—
Ceded premium payable, net of ceding commission (2)	20	137	22	105
Ceded salvage and subrogation recoverable (2)	75	79	47	48
Ceded funds held (3)	7	21	12	23
Deferred ceding commissions (3)	6	156	7	140
Other information:
Exposure
Assumed par outstanding	2,214	—	3,270	—
Ceded par outstanding	3,055	49,328	3,472	48,283
____________________
(1)    Consists of reinsurance recoverable on paid losses, net credit derivative assets and profit commission receivable.
(2)    Included in reinsurance balances payable, net on the consolidated balance sheets.
(3)    Included in other liabilities on the consolidated balance sheets.

    The following table summarizes the affiliated components of each statement of operations item, where applicable.

	Year Ended December 31,
	2020		2019
	AGC	AG Re	AGC	AG Re
	(in millions)
Revenues:
Net earned premiums	$2	$(67)	$17	$(63)
Foreign exchange gain (loss) on remeasurement	(1)	(5)	—	(2)
Other income (1)	—	2	—	10
Expenses:
Loss and LAE (recoveries)	13	(17)	(12)	(43)
Commissions incurred (earned) (2)	—	(17)	—	(16)
____________________
(1)    Consists of commutation gains, profit commission income and net change in fair value of credit derivatives.
(2)     Included in other expenses in the consolidated statements of operations.

Other Invested Assets

Surplus Note from AGC

    On December 18, 2009, AGC issued a surplus note with a principal amount of $300 million to AGM. This note carried a simple interest rate of 5.0% per annum and matures on December 31, 2029. Principal is payable at the option of AGC prior to the final maturity of the note in 2029 and interest is payable on the note annually in arrears as of December 31 of each year, commencing December 31, 2010. Payments of principal and interest are subject to AGC having policyholders' surplus in excess of statutory minimum requirements after such payment and to prior written approval by the Maryland Insurance Administration. On April 11, 2016, the surplus note agreement was amended to reduce the simple interest rate to 3.5% per annum effective January 1, 2016. AGM recognized and received $11 million and $11 million of interest income in the years ended December 31, 2020 and 2019, respectively. AGC made no principal payments on the surplus note in 2020 or 2019.

Loans Receivable from Affiliate

Accounting Policy

The loans receivable from affiliate were recorded at their principal amounts. There was no discount or premium at the time of issuance of the loans.

Loans to Assured Guaranty US Holdings Inc.

    On October 1, 2019 AGM and MAC made 10 year, 3.5% interest rate inter-company loans to AGUS totaling $162.5 million to fund the BlueMountain Acquisition and the related capital contributions. See Note 1, Business and Basis of Presentation, for additional information. The Company recognized $5 million and $1 million of interest income in the years ended December 31, 2020 and 2019, respectively. Interest will be payable by AGUS annually in arrears on each anniversary of the note, commencing on October 1, 2020. Interest will accrue daily and be computed on a basis of a 360 day year from October 1, 2019 until the date on which the principal amount is paid in full. AGUS will pay 20% of the original principal amount of each note on the sixth, seventh, eighth, and ninth anniversaries. The remaining 20% of the original principal amount and all accrued and unpaid interest will be paid on the maturity date. AGUS has the right to prepay the principal amount of the notes in whole or in part at any time, or from time to time, without payment of any premium or penalty.

Investment Management Expenses

A portion of the Company's invested assets is managed by investment managers, some of which are related parties to AGL, and AssuredIM. The investment management expenses from transactions with these related parties for the years ended December 31, 2020 and 2019 were $2 million and $2 million, respectively.

13.    Leases

    The Company is party to various non-cancelable lease agreements. The largest lease relates to approximately 103,500 square feet of office space in New York City, which expires in 2032. Subject to certain conditions, the Company has an option to renew this lease for an additional five years at a fair market rent. The Company also has leases for additional office space in other locations which expire at various dates through 2029.

During the fourth quarter of 2020 the Company entered into an agreement to sublease additional office space at its New York City headquarters, for approximately 52,000 square feet to relocate AssuredIM. This sublease commenced in the first quarter of 2021 and expires in 2032.

Accounting Policy

    Effective January 1, 2019, the Company adopted Topic 842, which required the establishment of a right-of-use (ROU) asset and a lease liability on the balance sheet for operating leases. An ROU asset represents the Company's right to use an underlying asset for the lease term, and a lease liability represents the Company's obligation to make lease payments arising from the lease. All of the Company’s leases are classified as operating leases; however, the Company made an accounting policy election not to apply the recognition requirements of Topic 842 to short-term leases with an initial term of 12 months or less. At the inception of a lease the total payments under a lease agreement are discounted utilizing an incremental borrowing rate that represents the Company’s collateralized borrowing rate. The rate was determined based on the remaining lease term as of the date of adoption. The Company does not include its renewal options in calculating the lease liability.
    The Company elected the package of practical expedients, which permits organizations not to reassess (i) whether any expired or existing contracts are or contain leases, (ii) the lease classification of expired or existing leases and (iii) initial direct costs for existing leases. The Company also elected the practical expedient to account for all lease components and their associated non-lease components (i.e., common area maintenance, real estate taxes, building insurance, etc.) as a single lease component and include all fixed payments in the measurement of ROU assets and lease liabilities.
    Upon adoption, the Company recognized lease liabilities of approximately $93 million (recorded in other liabilities) and ROU assets of approximately $67 million (recorded in other assets), and derecognized existing deferred rent and lease incentive liabilities of approximately $26 million, resulting in no cumulative-effect adjustment to retained earnings.

    Operating lease expense is recognized on a straight-line basis over the lease term. Actual costs incurred related to non-lease components for all the Company’s office leases are recorded as a variable lease expense in the period incurred.

Lease Assets and Liabilities

	As of December 31,
	2020	2019
	(in millions)
ROU assets	$62	$63
Lease liabilities	85	88

Weighted average remaining lease term of operating leases (in years)	10.7	11.9
Weighted average discount rate of operating leases	3.0%	3.0%

Components of Lease Expense

	Year Ended December 31,
	2020	2019
	(in millions)
Lease cost (1)	$4	$4
Cash paid for amounts included in the measurement of lease liabilities	9	8
ROU assets obtained in exchange for new operating lease liabilities	3	—
 ____________________
(1)    Variable and short-term lease costs are de minimis.

Future Minimum Rental Payments

As of December 31, 2020
Year	(in millions)
2021	$9
2022	9
2023	9
2024	9
2025	9
Thereafter	55
Total lease payments (1)	100
Less: imputed interest	15
Total operating lease liabilities	$85
____________________
(1)     Excludes an additional $32 million of future rental payments for a commitment to sublease additional office space at its New York City headquarters, which commenced in the first quarter of 2021.

14.    Commitments and Contingencies

Legal Proceedings

    Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

    In addition, in the ordinary course of their respective businesses, the Company and its affiliates are involved in litigation with third parties to recover losses paid in prior periods or prevent or reduce losses in the future. For example, the Company is involved in a number of legal actions in the Federal District Court for Puerto Rico to enforce or defend its rights with respect to the obligations it insures of Puerto Rico and various of its related authorities and public corporations. See "Exposure to Puerto Rico" section of Note 2, Outstanding Exposure, for a description of such actions. The impact, if any, of these and other proceedings on the amount of recoveries the Company receives and losses it pays in the future is uncertain, and the impact of any one or more of these proceedings during any quarter or year could be material to the Company's results of operations in that particular quarter or year.

    AGM also receives subpoenas duces tecum and interrogatories from regulators from time to time.

Accounting Policy

    The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

15.    Shareholder's Equity

Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI on the respective line items in net income. Prior to the combination of its four European subsidiaries, two of those subsidiaries had a functional currency other than the U.S. dollar. Gains and losses relating to translating foreign functional currency financial statements for U.S. GAAP reporting were recorded as cumulative translation adjustment in OCI. Upon the merger of these European subsidiaries with and into AGUK, which has a functional currency of U.S. Dollars, no further changes to the cumulative translation adjustment are recorded.

Changes in Accumulated Other Comprehensive Income (Loss) by Component
Year Ended December 31, 2020

	Net Unrealized Gains (Losses) on Investments with no Credit Impairment	Net Unrealized Gains (Losses) on Investments with Credit Impairment	Net Unrealized Gains (Losses) on FG VIEs’ Liabilities with Recourse due to ISCR	Cumulative Translation Adjustment	Total AOCI
	(in millions)
Balance, December 31, 2019	$159	$9	$(25)	$(25)	$118
Effect of adoption of accounting guidance on credit losses	22	(22)	—	—	—
Other comprehensive income (loss) before reclassifications	98	(28)	7	—	77
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	22	(16)	—	—	6
Fair value gains (losses) on FG VIEs	—	—	—	—	—
Tax (provision) benefit	(3)	3	—	—	—
Total amount reclassified from AOCI, net of tax	19	(13)	—	—	6
Net current period other comprehensive income (loss)	79	(15)	7	—	71
Less: Other comprehensive income (loss) attributable to noncontrolling interest	4	—	—	—	4
Balance, December 31, 2020	$256	$(28)	$(18)	$(25)	$185

Changes in Accumulated Other Comprehensive Income (Loss) by Component
Year Ended December 31, 2019

	Net Unrealized Gains (Losses) on Investments with no Credit Impairment	Net Unrealized Gains (Losses) on Investments with Credit Impairment	Net Unrealized Gains (Losses) on FG VIEs’ Liabilities with Recourse due to ISCR	Cumulative Translation Adjustment	Total AOCI
	(in millions)
Balance, December 31, 2018	$14	$2	$(28)	$(25)	$(37)
Other comprehensive income (loss) before reclassifications	181	(20)	(7)	—	154
Less: Amounts reclassified from AOCI to:
Net realized investment gains (losses)	38	(32)	—	—	6
Net investment income	—	2	—	—	2
Fair value gains (losses) on FG VIEs	—	—	(12)	—	(12)
Tax (provision) benefit	(7)	3	2	—	(2)
Total amount reclassified from AOCI, net of tax	31	(27)	(10)	—	(6)
Net current period other comprehensive income (loss)	150	7	3	—	160
Less: Other comprehensive income (loss) attributable to noncontrolling interest	5	—	—	—	5
Balance, December 31, 2019	$159	$9	$(25)	$(25)	$118

16.    Subsequent Events

    Subsequent events have been considered and disclosed if material through March 12, 2021, the date on which these financial statements were issued.